Exhibit 10.1
SAN TOMAS BUSINESS PARK
OFFICE LEASE
BY AND BETWEEN
SAN TOMAS TOWER LLC,
a Delaware limited liability company
as Landlord
and
INTERVOICE, INC.,
a Texas corporation
as Tenant
Dated as of June 7, 2006

SUMMARY OF BASIC LEASE INFORMATION
     This Summary of Basic Lease Information (“Summary”) is hereby incorporated into and made a part of the attached Office Lease. Each reference in the Office Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Office Lease, the terms of the Office Lease shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Office Lease.

TERMS OF LEASE
	(References are to the Office Lease)	DESCRIPTION
1.	Date:	June 7, 2006

2.	Landlord:	SAN TOMAS TOWER LLC, a Delaware limited liability company

3.	Address of Landlord (Section 24.19):	San Tomas Tower LLC
c/o Harvest Properties, Inc.
2200 Powell Street, Suite 210
Emeryville, CA 94608
Attention: San Tomas Business Park
Property Manager
Fax: (510) 594-2049

with a copy to:

BlackRock Realty Advisors
50 California Street, Suite 200
San Francisco, CA 94111
Attention: San Tomas Business Park Asset Manager
Fax: (415) 835-0972

4.	Tenant:	INTERVOICE, INC., a Texas corporation

5.	Address of Tenant (Section 24.19):	Intervoice, Inc.
17811 Waterview Parkway
Dallas, TX 75252
Attention: Chief Financial Officer
(Prior to Commencement Date)

and

2880 San Tomas Expressway
Suite 201
Santa Clara, CA 95051
Attention: Chief Financial Officer
(After Commencement Date)
 i

TERMS OF LEASE
	(References are to the Office Lease)	DESCRIPTION
6.	Premises (Article 1):

	6.1. Premises:	23,716 rentable square feet (22,119 usable square feet) of space located on the second (2nd) floor of the Building (as defined below), as more particularly shown on Exhibit A attached hereto, commonly known as Suite 201.

	6.2. Building:	The Premises are located in the building whose address is 2880 San Tomas Expressway, Santa Clara, California.

	6.3. Project:	The Building is located in the Project known as San Tomas Business Park.

7.	Term (Article 2):

	7.1. Lease Term:	Sixty (60) months, commencing on the Commencement Date and ending at 5:00 p.m. local time on the last day of the 60th full calendar month following the Commencement Date, subject to adjustment and earlier termination as provided in the Lease, and subject to extension as provided in Exhibit E.

	7.2. Commencement Date:	The earlier to occur of (i) the date Tenant commences business operations in the Premises, or (ii) the date the Premises are Ready for Occupancy (as defined in the Tenant Work Letter attached hereto as Exhibit B), which Commencement Date is anticipated to be September 1, 2006.

	7.3. Expiration Date:	The last day of the 60th full calendar month following the Commencement Date.

8.	Base Rent (Article 3):

	Monthly Rental Rate per	Monthly Installment
Lease Month	Rentable Square Foot	of Base Rent
1 — 12	$0.95	$22,530.20
13 — 24	$0.9785	$23,206.11
25 — 36	$1.0079	$23,902.29
37 — 48	$1.0381	$24,619.36
49 — 60	$1.0692	$25,357.94
As used herein, the term “Lease Month” shall mean each calendar month during the Lease Term (and if the Commencement Date does not occur on the first (1st) day of a calendar month, the period from the Commencement Date to the first (1st) day of the next calendar month shall be included in the first (1st) Lease Month for purposes of determining the duration of the Lease Term and the monthly Base Rent rate applicable for such partial month).
ii

TERMS OF LEASE
	(References are to the Office Lease)	DESCRIPTION
9.	Additional Rent (Article 4):
	9.1. Tenant’s Share of Operating Expenses and Tax Expenses:	50% of the Building (based on the 23,716 rentable square feet within the Premises divided by the 47,432 rentable square feet within the Building) and 4.99% of the Real Property (based on the 23,716 rentable square feet within the Premises divided by the 475,666 rentable square feet within the Real Property). See Section 4.3.3.

10.	Security Deposit (Article 20):	$25,357.94

11.	Parking (Article 23):	Seventy-eight (78) unreserved parking passes (based on an allocation of 3.3 spaces for every 1,000 rentable square feet of the Premises).

12.	Brokers (Section 24.25):	CB Richard Ellis and Harvest Properties, Inc. representing Landlord, and CRESA Partners representing Tenant.

13.	Guarantor:	Not applicable
iii

OFFICE LEASE
     This Office Lease, which includes the preceding Summary and the exhibits attached hereto and incorporated herein by this reference (the Office Lease, the Summary and the exhibits to be known sometimes collectively hereafter as the “Lease”), dated as of the date set forth in Section 1 of the Summary, is made by and between SAN TOMAS TOWER LLC, a Delaware limited liability company (“Landlord”), and INTERVOICE, INC., a Texas corporation (“Tenant”).
ARTICLE 1
REAL PROPERTY, BUILDING AND PREMISES
     1.1 Real Property, Building and Premises.
          1.1.1 Premises. Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises set forth in Section 6.1 of the Summary, which Premises are located in the Building defined in Section 6.2 of the Summary constructed on the Real Property (as defined below). The outline of the floor plan of the Premises is set forth in Exhibit A attached hereto.
          1.1.2 Building and Real Property/Project. The Building is part of the Project defined in Section 6.3 of the Summary. The term “Real Property,” as used in this Lease, shall mean, collectively, (i) the Building and the Other Buildings (as defined in Section 4.3.3) (collectively, the “Buildings”), (ii) any outside plaza areas, walkways, driveways, courtyards, public and private streets, transportation facilitation areas and other improvements and facilities now or hereafter constructed surrounding and/or servicing the Buildings, including surface parking facilities and any parking structures now or hereafter servicing the Buildings (collectively, the “Parking Facilities”), which are designated from time to time by Landlord as common areas (or parking facilities, as the case may be) appurtenant to or servicing the Buildings; (iii) any additional buildings, improvements, facilities, parking areas and structures and common areas which Landlord (and/or any common area association formed by Landlord or Landlord’s assignee for the Project) may add thereto from time to time within or as part of the Project; and (iv) the land upon which any of the foregoing are situated.
     1.2 Condition of Premises. Tenant acknowledges that: (i) it has been advised by Landlord, Landlord’s broker and Tenant’s broker, to satisfy itself with respect to the condition of the Premises (including, without limitation, the Building’s systems located therein, and the security and environmental aspects thereof) and the present and future suitability of the Premises for Tenant’s intended use; (ii) Tenant has made such inspection and investigation as it deems necessary with reference to such matters and assumes all responsibility therefor as the same relate to Tenant’s occupancy of the Premises; and (iii) neither Landlord nor any of Landlord’s agents has made any oral or written representations or warranties with respect to the condition, suitability or fitness of the Premises other than as may be specifically set forth in this Lease. By occupying the Premises, Tenant shall be deemed to have accepted the Premises in its then “AS IS” condition, subject to (i) completion by Landlord of the Tenant Improvements pursuant to Exhibit B attached hereto and performance of any punchlist items that remain to be performed by Landlord in conjunction with such Tenant Improvements, (ii) latent defects, and (iii) all applicable laws. Prior to occupying the Premises, Tenant shall execute and deliver to Landlord a letter substantially in the form of Exhibit D attached hereto provided by Landlord, as modified by Tenant to account for any inaccurate statements set forth in such letter, confirming the following: (1) the Commencement Date (as defined in the Summary) and the expiration date of the initial Lease Term (as defined in the Summary); (2) that Tenant has accepted the Premises, subject to latent defects; and (3) that Landlord has performed all of its obligations with respect to the Premises (except for punchlist items specified in such letter); however, the failure of the parties to execute such letter shall not defer the Commencement Date or otherwise invalidate this Lease. Tenant’s failure to execute such document within ten (10) business days of receipt thereof from Landlord shall be deemed Tenant’s agreement to the contents of such document.
     1.3 Rentable Square Feet. The parties hereby stipulate that the Premises contain the rentable square feet set forth in Section 6.1 of the Summary, and such square footage amount is not subject to adjustment or remeasurement by Landlord or Tenant. Accordingly, there shall be no adjustment in the Base Rent or other amounts set forth in this Lease which are determined based upon rentable square feet of the Premises.
ARTICLE 2
LEASE TERM
     2.1 Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease except for the provisions of this Lease relating to the payment of Rent. The Lease Term shall commence on the Commencement Date and shall terminate on the Expiration Date, unless this Lease is sooner terminated or extended as hereinafter provided. If Landlord does not deliver possession of the Premises to Tenant on or before the anticipated Commencement Date (as set forth in Section 7.2(ii) of the Summary), Landlord shall not be subject to any liability nor shall the validity of this Lease nor the obligations of Tenant hereunder be affected. Notwithstanding the foregoing, if Substantial Completion of the Tenant Improvements has not occurred on or before December 29, 2006 (the “Deadline Date”) (as such Deadline Date may be extended pursuant to the terms hereof) or if Tenant is otherwise prevented from occupying the Premises by the Deadline Date as a result of Landlord’s acts or omissions, then Tenant may terminate this Lease by written notice to Landlord of such election given within five (5) days after the Deadline Date and prior to delivery of the Premises to Tenant. In the event of any such termination under the preceding sentence, neither Landlord nor Tenant shall have any rights, liabilities or obligations accruing under this Lease after the effective date of such termination, except for such rights and liabilities which, by the terms of this Lease or at law, are obligations of the Tenant or Landlord which survive the expiration or earlier termination of this Lease. Tenant acknowledges and agrees that the Deadline Date shall be extended one (1) day for each day of delay of Substantial Completion of the Premises caused by Tenant Delay (as such terms are defined in Exhibit B attached hereto) and/or Force Majeure (as defined in Section 24.17 below).
     2.2 Access. Tenant shall have access to the Premises at all times during the Term, 24 hours per day, each day of the year, subject to such after-normal business hours security procedures as Landlord may require from time to time.
ARTICLE 3
BASE RENT
     Tenant shall pay, without notice or demand, to San Tomas Tower LLC, Department 33804, P.O. Box 39000, San Francisco, California 94139, or at such other place as Landlord may from time to time designate in writing, in currency or a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) in the amounts set forth in Section 8 of the Summary, payable in advance on or before the first day of each and every month during the Lease Term, without any setoff or deduction whatsoever. The Base Rent for the first full month of the Lease Term shall be paid to Landlord concurrently with Tenant’s execution of this Lease. If any rental payment date (including the Commencement Date) falls on a day of the month other than the first day of such month or if any rental payment is for a period which is shorter than one month, then the rental for any such fractional month shall be a proportionate amount of a full calendar month’s rental based on the proportion that the number of days in such fractional month bears to the number of days in the calendar month during which such fractional month occurs. Base Rent for any fractional month at the beginning of the Lease Term shall be paid on the Commencement Date. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.
ARTICLE 4
ADDITIONAL RENT
     4.1 Additional Rent. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay as additional rent the sum of the following: (i) Tenant’s Share (as such term is defined below) of the annual Operating Expenses allocated to the Building (pursuant to Section 4.3.3 below); plus (ii) Tenant’s Share of the annual Tax Expenses allocated to the Building (pursuant to Section 4.3.3 below). Such additional rent, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease (including, without limitation, pursuant to Article 6), shall be hereinafter collectively referred to as the “Additional Rent.” The Base Rent and Additional Rent are herein collectively referred to as the “Rent”. All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent. Without limitation on other obligations of Tenant which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.
     4.2 Definitions. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:
          4.2.1 “Calendar Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.
          4.2.2 “Expense Year” shall mean each Calendar Year, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive-month period, and, in the event of any such change, Tenant’s Share of Operating Expenses and Tax Expenses shall be equitably adjusted for any Expense Year involved in any such change.
          4.2.3 “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord shall pay during any Expense Year because of or in connection with the ownership, management, maintenance, repair, replacement, restoration or operation of the Real Property, including, without limitation, any amounts paid for: (i) the cost of operating, maintaining, repairing, renovating and managing the utility systems, mechanical systems, sanitary and storm drainage systems, any elevator systems and all other Systems and Equipment (as defined in Section 4.2.4), and the cost of supplies and equipment and maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections, and the cost of contesting the validity or applicability of any governmental enactments which may affect Operating Expenses (but only to the extent of cost savings reasonably anticipated at the time of the expenditure), and the costs incurred in connection with implementation and operation (by Landlord or any common area association(s) formed for the Real Property) of any transportation system management program or similar program; (iii) the cost of insurance carried by Landlord, in such amounts as Landlord may reasonably determine or as may be required by any mortgagees or the lessor of any underlying or ground lease affecting the Real Property; (iv) the cost of landscaping, relamping, supplies, tools, equipment and materials, and all fees, charges and other costs (including consulting fees, legal fees and accounting fees) incurred in connection with the management, operation, repair and maintenance of the Real Property; (v) the cost of parking area repair, restoration, and maintenance; (vi) any equipment rental agreements; (vii) any management agreements, including the cost of any management fee, not to exceed five percent (5%) of the gross revenues from the Real Property; (viii) the fair rental value of any office space at the Real Property provided to the Project manager; (ix) wages, salaries and other compensation and benefits of all persons engaged in the operation, management, maintenance or security of the Real Property, and employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits; (x) payments under any easement, license, operating agreement, declaration, restrictive covenant, underlying or ground lease (excluding rent), or instrument pertaining to the sharing of costs by the Real Property; (xi) the cost of janitorial service, alarm and security service, if any, window cleaning, trash removal, replacement of wall and floor coverings, ceiling tiles and fixtures in lobbies, corridors, restrooms and other common or public areas or facilities, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xii) amortization (including interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Real Property; (xiii) the cost of any capital improvements or other costs (I) which are intended as a labor-saving device, made to improve the health, safety and welfare of the Real Property and its occupants, or to effect economies in the operation or maintenance of the Real Property, or (II) made to the Real Property or any portion thereof after the Commencement Date that are required under any law or regulation hereafter promulgated by any governmental authority or any interpretation hereafter rendered with respect to any existing law or regulation; provided, however, that if any such cost described in clauses (I) or (II) above is a capital expenditure, such cost shall be amortized (including interest on the unamortized cost) over its useful life as Landlord shall reasonably determine, consistent with generally accepted accounting principles consistently applied (“GAAP”); and (xiv) utilities for the Building and the Real Property which Landlord shall pay during any Expense Year, including, but not limited to, the costs of water, sewer and electricity, and the costs of HVAC and other utilities (but excluding those charges for which tenants directly reimburse Landlord or otherwise pay directly to the utility company) as well as related fees, assessments and surcharges.
               Subject to the provisions of Section 4.3.3 below, Landlord shall have the right, from time to time, to equitably allocate some or all of the Operating Expenses (and/or Tax Expenses) between the Building and/or among different tenants of the Real Property and/or different buildings of the Real Property as and when such different buildings are constructed and added to (and/or excluded from) the Real Property or otherwise (the “Cost Pools”). Such Cost Pools may include, without limitation, the office space tenants and retail space tenant(s) of the Real Property or of one of the Buildings in the Real Property. Such Cost Pools may also include an allocation of certain Operating Expenses (and/or Tax Expenses) within or under covenants, conditions and restrictions affecting the Real Property. In addition, Landlord shall have the right from time to time, in its reasonable discretion, to include or exclude existing or future Buildings in the Real Property for purposes of determining Operating Expenses and Tax Expenses and/or the provision of various services and amenities thereto, including allocation of Operating Expenses and Tax Expenses in any such Cost Pools. In no event shall Landlord be entitled to recover the same Operating Expense more than once, by including the same expense in more than one Cost Pool or otherwise.
               Notwithstanding the foregoing, Operating Expenses shall not, however, include: (A) costs of leasing commissions, marketing costs, attorneys’ fees, space planners’ fees and other costs and expenses incurred in connection with negotiations or disputes with past, present or prospective tenants or other occupants of the Real Property; (B) costs (including permit, license and inspection costs) incurred in renovating or otherwise improving, decorating or redecorating rentable space for other tenants or vacant rentable space; (C) costs incurred due to the violation by Landlord of the terms and conditions of any lease of space in the Real Property; (D) costs of overhead or profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for services in or in connection with the Real Property to the extent the same exceeds the costs of overhead and profit increment included in the costs of such services which could be obtained from qualified first-class unaffiliated third parties on a competitive basis; (E) except as otherwise specifically provided in this Section 4.2.3, costs of interest on debt or amortization of principal and interest on any mortgages, and rent payable under any ground lease of the Real Property; (F) Tax Expenses; (G) the cost of providing any service directly to and reimbursed directly by any tenant; (H) costs of any items (including, but not limited to, costs incurred by Landlord for the repair of damage to the Building) to the extent Landlord receives reimbursement from insurance proceeds or from a third party, except that any deductible amount under any insurance policy shall be included within the Operating Expenses of the Real Property; (I) depreciation; (J) costs of items considered capital repairs, replacements, improvements and equipment under GAAP, except as expressly included in Operating Expenses pursuant to Section 4.2.3(xiii) above; (K) costs incurred in connection with upgrading the Real Property to comply with disability, life, seismic, fire and safety codes, ordinances, statutes or other laws in effect prior to the Commencement Date, including, without limitation, the ADA, including penalties or damages incurred due to such non-compliance; (L) costs incurred to (i) comply with laws relating to the removal of any Hazardous Material, as that term is defined in Section 5.2.6 below, which were in existence on the Real Property as of the Commencement Date, and were of such a nature that a federal, state or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Material, in the state, and under the conditions that it then existed on the Real Property, would have then required the removal of such Hazardous Material or other remedial or containment action with respect thereto, and (ii) to remove, remedy, contain or treat any Hazardous Material, which Hazardous Material is brought onto the Real Property after the date hereof by Landlord or any other tenant of the Real Property or any other person, and is of such a nature, at that time, that a federal, state or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Material, in the state, and under the conditions, that it then exists on the Real Property, would have then required the removal of such Hazardous Material or other remedial or containment action with respect thereto; provided, however, that Operating Expenses may include the costs attributable to those actions taken by Landlord in connection with the ordinary operation and maintenance of the Real Property, including costs incurred to remove limited amounts of Hazardous Materials from the Real Property when such removal is directly related to such ordinary maintenance and operation; (M) costs incurred in connection with the original construction, permitting and development of the Real Property; (N) marketing costs, legal fees, space planners’ fees and advertising and promotional expenses incurred in connection with the original development and subsequent improvement of the Real Property; (O) any bad debt loss, rent loss, or reserves for bad debts or rent loss or any reserves of any kind; (P) costs associated with the operation of the business of the entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Real Property, including partnership, corporation or limited liability company accounting and legal matters, costs of defending any lawsuits with any mortgagee, costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord ’s interest in the Real Property, and costs incurred in connection with any disputes between Landlord and its employees or between Landlord and Real Property management; (Q) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Real Property unless such wages and benefits are prorated to reflect time spent on operating and managing the Real Property vis-a-vis time spent on matters unrelated to operating and managing the Real Property; provided that in no event shall Operating Expenses include wages and/or benefits attributable to personnel above the level of Project manager; (R) late charges, liquidated damages, penalties and default interest not caused by late payments made by Tenant; (S) costs of correcting construction defects in the Real Property (including without limitation, construction defects discovered as a result of earthquake damage and any other patent or latent construction defects in the Real Property); (T) expenses in connection with services or other benefits which are not offered or made available to Tenant or for which Tenant is charged directly but which are provided to another tenant or occupant of the Real Property without a separate charge; (U) electric power costs or other utility costs for which any tenant directly contracts with the local public service company; (V) costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art; (W) tax penalties incurred as a result of Landlord’s negligence, inability or unwillingness to make payments when due; (X) costs due to violations by Landlord of any documents or instruments recorded against the Real Property; (Y) costs arising from the gross negligence or willful misconduct of Landlord or its agents, employees, vendors or contractors; (Z) costs arising from Landlord’s charitable or political contributions; (AA) in-house legal and/or accounting fees; and (BB) advertising and promotional expenditures, and costs of signs in or on the Real Property identifying the owner of the Real Property or other tenants’ signs, except for Real Property directories or Real Property standard signage.
          4.2.4 “Systems and Equipment” shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment which serve the Building and/or any other building in the Real Property in whole or in part.
          4.2.5 “Tax Expenses” shall mean all federal, state, county or local governmental or municipal taxes, fees, assessments, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit assessments, fees and taxes, child care subsidies, fees and/or assessments, job training subsidies, fees and/or assessments, open space fees and/or assessments, housing subsidies and/or housing fund fees or assessments, public art fees and/or assessments, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Real Property), which Landlord shall pay during any Expense Year because of or in connection with the ownership, leasing and operation of the Real Property or Landlord’s interest therein. For purposes of this Lease, Tax Expenses shall be calculated as if the tenant improvements in the Building were fully constructed and the Real Property, the Building and all tenant improvements in the Building were fully assessed for real estate tax purposes.
               4.2.5.1 Tax Expenses shall include, without limitation:
                    (i) Any tax on Landlord’s rent, right to rent or other income from the Real Property or as against Landlord’s business of leasing any of the Real Property;
                    (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies, and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of Tax Expenses for purposes of this Lease;
                    (iii) Any assessment, tax, fee, levy or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross income tax upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof;
                    (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and
                    (v) Any reasonable expenses incurred by Landlord in attempting to protest, reduce or minimize Tax Expenses.
               4.2.5.2 Notwithstanding anything to the contrary contained in this Section 4.2.5, there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state net income taxes, and other taxes to the extent applicable to Landlord’s net income (as opposed to rents, receipts or income attributable to operations at the Real Property), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 4.4 of this Lease.
          4.2.6 “Tenant’s Share” shall mean the applicable percentages set forth in Section 9.1 of the Summary; i.e., 50% with respect to Operating Expenses applicable solely to the Building and 4.99% with respect to Operating Expenses applicable to the entire Real Property. With respect to any Operating Expenses allocated to specific Cost Pools as permitted by Section 4.2.3 above, Tenant’s Share of such Operating Expenses shall be adjusted to a fraction (expressed as a percentage), the numerator of which fraction is the number of rentable square feet in the Premises and the denominator of which fraction is the number of rentable square feet comprising the applicable Cost Pool, so that only those expenses applicable to the area(s) included in the denominator of Tenant’s Share shall be included in the Operating Expenses charged to Tenant. Landlord shall have the right from time to time to redetermine the rentable square feet of the Building and/or the Real Property, and Tenant’s Share shall be appropriately adjusted to reflect any such redetermination. If Tenant’s Share is adjusted pursuant to the foregoing, as to the Expense Year in which such adjustment occurs, Tenant’s Share for such year shall be determined on the basis of the number of days during such Expense Year that each such Tenant’s Share was in effect.
     4.3 Payment of Additional Rent.
          4.3.1 Statement of Estimated Operating Expenses and Tax Expenses. Landlord shall endeavor to give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Operating Expenses and Tax Expenses allocated to the Building pursuant to Section 4.3.3 below for the then-current Expense Year (or portion thereof) shall be. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Additional Rent due under this Article 4. Tenant shall pay to Landlord, with its next installment of Base Rent due, Tenant’s Share of a fraction of the Estimate for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.3.1). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to Tenant’s Share of one-twelfth (1/12) of the total Estimate set forth in the previous Estimate Statement delivered by Landlord to Tenant.
          4.3.2 Statement of Actual Operating Expenses and Tax Expenses and Payment by Tenant. Landlord shall give to Tenant on or before the first day of May following the end of each

Expense Year, a statement (the “Statement”) which shall state the Operating Expenses and Tax Expenses incurred or accrued for such preceding Expense Year. If Tenant’s estimated payments made pursuant to Section 4.3.1 above for the year covered by the Statement exceed Tenant’s Share of such items as indicated in the Statement, then Landlord shall promptly credit or reimburse Tenant for such excess; likewise, if Tenant’s estimated payments made pursuant to Section 4.3.1 for such year are less than Tenant’s Share of such items as indicated on the Statement, then Tenant shall pay Landlord such deficiency within ten (10) business days after written demand therefor. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of the Operating Expenses and Tax Expenses for the Expense Year in which this Lease terminates, if an amount is owing, Tenant shall pay to Landlord, within ten (10) business days after written demand therefor, an amount as calculated pursuant to the provisions of this Section 4.3, and if an overpayment is revealed, Landlord shall refund the amount of such overpayment to Tenant within thirty (30) days after the final determination.. The provisions of this Section 4.3.2 shall survive the expiration or earlier termination of the Lease Term.
          4.3.3 Allocation of Operating Expenses and Tax Expenses to the Building. The parties acknowledge that the Building is part of a multi-office building project consisting of the Building and ten (10) other buildings located on the Real Property (collectively, the “Other Buildings”), and that certain of the costs and expenses incurred in connection with the Real Property (i.e., the Operating Expenses and Tax Expenses) shall be shared among the Building and/or such Other Buildings, while certain other costs and expenses which are solely attributable to the Building and such Other Buildings, as applicable, shall be allocated directly to the Building and the Other Buildings, respectively. Accordingly, as set forth in Sections 4.1 and 4.2 above, Operating Expenses and Tax Expenses are determined annually for the Real Property as a whole, and a portion of the Operating Expenses and Tax Expenses, which portion shall be determined by Landlord on an equitable basis, shall be allocated to the Building (as opposed to the tenants of the Other Buildings), and such portion so allocated to the Building shall be the amount of Operating Expenses and Tax Expenses payable with respect to the Building upon which Tenant’s Share shall be calculated. Such portion of the Operating Expenses and Tax Expenses allocated to the Building shall include all Operating Expenses and Tax Expenses which are attributable solely to the Building, and an equitable portion of the Operating Expenses and Tax Expenses attributable to the Real Property as a whole.
     4.4 Taxes and Other Charges for Which Tenant Is Directly Responsible. Tenant shall reimburse Landlord within thirty (30) days after Tenant’s receipt of written demand from Landlord for any and all taxes or assessments required to be paid by Landlord (except to the extent included in Tax Expenses by Landlord), excluding state, local and federal personal or corporate income taxes measured by the net income of Landlord from all sources and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when:
          4.4.1 said taxes are measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises, or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, to the extent the cost or value of such leasehold improvements exceeds the cost or value of a building standard build-out as determined by Landlord regardless of whether title to such improvements shall be vested in Tenant or Landlord;
          4.4.2 said taxes are assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Real Property (including the Parking Facilities); or

          4.4.3 said taxes are assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.
     4.5 Late Charges. If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee by the due date therefor, then Tenant shall pay to Landlord a late charge equal to ten percent (10%) of the amount due plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder, at law and/or in equity and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid by the date that they are due shall thereafter bear interest until paid at a rate (the “Interest Rate”) equal to the lesser of (i) the “Prime Rate” or “Reference Rate” announced from time to time by Bank of America (or such reasonable comparable national banking institution selected by Landlord in the event Bank of America ceases to exist or publish a Prime Rate or Reference Rate), plus two percent (2%), or (ii) the highest rate permitted by applicable law.
     4.6 Tenant Audit Right. Tenant shall have the right to object to a Statement during the one hundred twenty (120)-day period following delivery of such Statement to Tenant (the “Audit Election Period”). In the event Tenant delivers a written notice to Landlord that Tenant objects to a Statement (the “Objection Notice”) during the Audit Election Period, then Tenant shall have the right, during the time periods specified below, at Tenant’s sole cost, to review Landlord’s records relevant to such Statement, subject to the following conditions: (1) there is no uncured Event of Default under this Lease; (2) the audit shall be prepared by an independent certified public accounting firm of recognized national standing; (3) in no event shall any audit be performed by a firm retained on a “contingency fee” basis; (4) the audit shall commence within twenty (20) days after Landlord makes Landlord’s books and records available to Tenant’s auditor and shall conclude within sixty (60) days after commencement; (5) the audit shall be conducted where Landlord maintains its books and records and shall not unreasonably interfere with the conduct of Landlord’s business; and (6) Tenant and its accounting firm shall treat any audit in a confidential manner and shall each execute Landlord’s confidentiality agreement for Landlord’s benefit prior to commencing the audit. If during the Audit Election Period Tenant shall not have objected to the Statement in writing, then such Statement shall be final and binding upon Landlord and Tenant, and Tenant shall have no further right to object to such Statement. If Tenant timely delivers a written Objection Notice and, within the time periods specified above, Tenant conducts an audit and delivers to Landlord a written statement specifying objections to such Statement, then Tenant and Landlord shall meet to attempt to resolve such objection within ten (10) days after delivery of the objection statement. If such objection is not resolved within such ten (10)-day period, then either party shall have the right, at any time within sixty (60) days after the expiration of such ten (10)-day period, to require that the dispute be submitted to binding arbitration under the rules of the American Arbitration Association. If neither Landlord nor Tenant commences an arbitration proceeding within such sixty (60)-day period, then the Statement in question shall be final and binding on Landlord and Tenant. Notwithstanding that any such dispute remains unresolved, Tenant shall be obligated to pay Landlord all amounts payable in accordance with this Article 4. The audit and arbitration procedures set forth in this Section 4.6 shall be Tenant’s exclusive remedy with respect to the calculation of the amount of Tenant’s obligations under this Article 4. In the event that it is finally determined that Landlord over-billed Tenant by more than ten percent (10%), then, provided that Tenant delivers to Landlord a written statement setting forth in reasonable detail the expenses actually incurred by Tenant in conducting such audit, Landlord shall reimburse Tenant for reasonable expenses incurred in connection with such audit. Landlord shall include such reimbursement amount with the overpayment amount being credited against Rent or refunded to Tenant, as the case may be.

ARTICLE 5
USE OF PREMISES
     5.1 Use of Premises. Tenant shall use the Premises solely for general office purposes, electronics laboratory purposes, research and development laboratory purposes, software development purposes and storage, all consistent with the character of the Building as a first-class office/R&D building (the “Permitted Use”), and Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever. Tenant further covenants and agrees that it shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of Exhibit C, attached hereto, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Real Property. Tenant shall comply with all recorded covenants, conditions and restrictions (if any) of which Landlord has delivered a copy to Tenant, and the provisions of all ground or underlying leases (if any) of which Landlord has delivered a copy to Tenant, now or hereafter affecting the Real Property. Tenant, at its sole cost and expense, shall obtain and keep in effect during the Lease Term, all permits, licenses, and other authorizations necessary to permit Tenant to use and occupy the Premises for the Permitted Use in accordance with applicable law.
     5.2 Hazardous Materials. During the Lease Term, Tenant shall comply with all Environmental Laws (as defined in Section 5.2.6(b) below) applicable to the operation or use of the Premises, will cause all other persons occupying or using the Premises to comply with all such Environmental Laws, and will immediately pay or cause to be paid all costs and expenses incurred by reason of such compliance. Tenant shall not generate, use, treat, store, handle, release or dispose of, or permit the generation, use, treatment, storage, handling, release or disposal of Hazardous Materials (as defined in Section 5.2.6(a) hereof) on the Premises or the Project or transport or permit the transportation of Hazardous Materials to or from the Premises or the Project except for limited quantities of household cleaning products and office supplies used or stored at the Premises and required in connection with the routine operation and maintenance of the Premises, and in compliance with all applicable Environmental Laws. At any time and from time to time during the Lease Term, provided that there exists a reasonable basis for Landlord to believe that Tenant is using or storing Hazardous Materials at the Premises in violation of this Lease or otherwise in the context of a proposed sale or refinancing of the Building or the Real Property or any portion thereof, Landlord may perform, at Landlord’s sole cost and expense, upon at least five (5) business days’ notice to Tenant, an environmental site assessment report concerning the Premises, prepared by an environmental consulting firm chosen by Landlord, indicating the presence or absence of Hazardous Materials caused or permitted by Tenant and the potential cost of any compliance, removal or remedial action in connection with any such Hazardous Materials on the Premises. Tenant shall grant and hereby grants to Landlord and its agents access to the Premises and specifically grants Landlord an irrevocable non-exclusive license to undertake such an assessment. If such assessment report indicates the presence of Hazardous Materials caused or permitted by Tenant which is in violation of this Lease, then the cost of such assessment shall be due and payable by Tenant within thirty (30) days of receipt of an invoice therefor.
          5.2.1 Tenant will immediately advise Landlord in writing of any of the following: (1) any pending or threatened Environmental Claim (as defined in Section 5.2.6(c) below) against Tenant relating to the Premises or the Project; (2) any condition or occurrence on the Premises or the Project that (a) results in noncompliance by Tenant with any applicable Environmental Law, or (b) could reasonably be anticipated to form the basis of an Environmental Claim against Tenant or Landlord or the Premises; (3) any condition or occurrence on the Premises or any property adjoining the Premises that could reasonably be anticipated to cause the Premises to be subject to any restrictions on the ownership, occupancy, use or transferability of the Premises under any Environmental Law; and (4) the actual or anticipated taking of any removal or remedial action by Tenant in response to the actual or alleged presence of any Hazardous Material on the Premises or the Project. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Tenant’s response thereto. In addition, Tenant will provide Landlord with copies of all communications regarding the Premises with any governmental agency relating to Environmental Laws, all such communications with any person relating to Environmental Claims, and such detailed reports of any such Environmental Claim as may reasonably be requested by Landlord.
          5.2.2 Tenant will not change or permit to be changed the Permitted Use of the Premises.
          5.2.3 Tenant agrees to indemnify, defend and hold harmless the Landlord Parties (as defined in Section 10.1) from and against all obligations (including removal and remedial actions), losses, claims, suits, judgments, liabilities, penalties, damages (including consequential and punitive damages), costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses) of any kind or nature whatsoever that may at any time be incurred by, imposed on or asserted against such Landlord Parties directly or indirectly based on, or arising or resulting from (a) the actual or alleged presence of Hazardous Materials on the Project which is caused or permitted by Tenant or any employee, agent, contractor or invitee of Tenant, and (b) any Environmental Claim relating in any way to Tenant’s operation or use of the Premises (the “Hazardous Materials Indemnified Matters”). The provisions of this Section 5.2 shall survive the expiration or sooner termination of this Lease.
          5.2.4 To the extent that the undertaking in the preceding paragraph may be unenforceable because it is violative of any law or public policy, Tenant will contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Hazardous Materials Indemnified Matters incurred by the Landlord Parties.
          5.2.5 All sums paid and costs incurred by Landlord with respect to any Hazardous Materials Indemnified Matter shall bear interest at the Interest Rate from the date so paid or incurred until reimbursed by Tenant, and all such sums and costs shall be due and payable by Tenant within thirty (30) days of demand therefor.
          5.2.6 (a) “Hazardous Materials” means: (i) petroleum or petroleum products, natural or synthetic gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and radon gas; (ii) any substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (iii) any other substance exposure which is regulated by any governmental authority; (b) “Environmental Law” means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.; and (c) “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law or any Environmental Permit, including without limitation (i) any and all Environmental Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.
ARTICLE 6
SERVICES AND UTILITIES
     6.1 Standard Tenant Services. Landlord shall provide the following services on all days during the Lease Term, unless otherwise stated below.
          6.1.1 Subject to reasonable changes implemented by Landlord and to all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating and air conditioning when necessary for normal comfort for normal office use in the Premises, from Monday through Friday, during the period from 8:00 a.m. to 6:00 p.m., except for the date of observance of New Year’s Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and other locally or nationally recognized holidays as designated by Landlord (collectively, the “Holidays”).
          6.1.2 Landlord shall provide adequate electrical wiring and facilities and power for normal general office use as determined by Landlord.
          6.1.3 As part of Operating Expenses, Landlord shall replace lamps, starters and ballasts for Building standard lighting fixtures within the Premises. In addition, Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.
          6.1.4 Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes.
          6.1.5 Landlord shall provide janitorial services five (5) days per week, except the date of observance of the Holidays, in and about the Premises and window washing services in a manner consistent with other comparable buildings in the vicinity of the Project.
          6.1.6 Landlord shall provide nonexclusive automatic passenger elevator service at all times.
     6.2 Overstandard Tenant Use. Tenant shall not, without Landlord’s prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the need for water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease. If Tenant uses water or heat or air conditioning in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, or if Tenant’s consumption of electricity shall exceed its pro rata share of the Building’s electrical capacity as reasonably determined by Landlord, Tenant shall pay to Landlord, within ten (10) business days after billing and as additional rent, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption.

Furthermore, if after Landlord’s delivery to Tenant of written notice of such excess consumption and providing Tenant at least thirty (30) days to cure such excess consumption, Tenant fails to cure such excess consumption (as reasonably determined by Landlord), Landlord may install devices to separately meter Tenant’s electrical use or any such increased use, and in such event Tenant shall pay, as additional rent, the increased cost directly to Landlord, within ten (10) business days after demand, including the cost of such additional metering devices. In all events, in the case of a multi-tenant building, Landlord shall have the right at its own expense to submeter the Premises and bill Tenant directly for any utilities used by Tenant, and in such event Tenant shall pay Landlord for such utility usage, as additional rent, within ten (10) business days of Tenant’s receipt of a bill therefor. If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, (i) Tenant shall give Landlord such prior notice, as Landlord shall from time to time establish as appropriate, of Tenant’s desired use, (ii) Landlord shall supply such utilities to Tenant at such hourly cost to Tenant as Landlord shall from time to time establish (which, as of the Commencement Date, is set at $35.00 per hour, but is subject to change by Landlord at any time), and (iii) Tenant shall pay such cost within ten (10) business days after billing, as additional rent.
     6.3 Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Real Property after reasonable effort to do so, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6. Notwithstanding the foregoing, if Tenant is prevented from using, and does not use, the Premises or any portion thereof, or if Tenant’s ability to conduct its business operations from the Premises is materially impaired, as a result of any failure to provide services to the Premises, and such failure did not result from a casualty covered by Article 11 below and was not caused by the negligence of Tenant, its employees, agents, visitors, guests, invitees or licensees (a “Services Failure Event”), then Tenant shall give written notice of such Services Failure Event to Landlord. If the Services Failure Event continues for five (5) consecutive business days (the “Services Failure Period”) after Landlord’s receipt of Tenant’s written notice, then Base Rent and Additional Rent shall be abated or reduced after expiration of the Services Failure Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises, provided that Base Rent and Additional Rent shall be abated completely if the portion of the Premises that Tenant is prevented from using, and does not use, is so significant as to make it impractical for Tenant to conduct its business in the Premises and Tenant does not, in fact, for that reason, conduct its business in the Premises. Notwithstanding the foregoing, (i) if the Services Failure Event results from Landlord’s gross negligence or willful misconduct and is reasonably within Landlord’s control to rectify, the abatement set forth in the preceding sentence shall commence immediately following the occurrence of the Services Failure Event.
     6.4 Additional Services. Landlord shall also have the exclusive right, but not the obligation, to provide any additional services which may be required by Tenant, including, without limitation,

locksmithing, lamp replacement, additional janitorial service, and additional repairs and maintenance, provided that Tenant shall pay to Landlord upon billing, the sum of all costs to Landlord of such additional services plus an administration fee equal to four percent (4%) of such costs. Charges for any utilities or service for which Tenant is required to pay from time to time hereunder, shall be deemed Additional Rent hereunder and shall be billed on a monthly basis.
     6.5 Common Areas. Tenant is hereby granted the right to the non-exclusive use of the common corridors and hallways, stairwells, elevator, restrooms and other public or common areas located within the Building (if any), and the non-exclusive use of the areas located on the Real Property designated by Landlord from time to time as common areas for the Building (collectively, the “Common Areas”); provided, however, that (i) Tenant’s use thereof shall be subject to (A) the provisions of any covenants, conditions and restrictions regarding the use thereof now or hereafter recorded against the Real Property, and (B) such reasonable, non-discriminatory rules, regulations and restrictions as Landlord may make from time to time (which shall be provided in writing to Tenant), and (ii) Tenant may not go on the roof of the Building or in any way utilize the roof of the Building without Landlord’s prior consent (which may be withheld in Landlord’s sole and absolute discretion) and without otherwise being accompanied by a representative of Landlord. Landlord reserves the right from time to time to use any of the common areas of the Real Property, and the roof, risers and conduits of the Building for telecommunications and/or any other purposes, and to do any of the following: (1) make any changes, additions, improvements, repairs and/or replacements in or to the Real Property or any portion or elements thereof, including, without limitation, (x) changes in the location, size, shape and number of driveways, entrances, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways, public and private streets, plazas, courtyards, transportation facilitation areas and common areas, parking spaces, parking structures and parking areas, and (y) expanding or decreasing the size of the Real Property and any common areas and other elements thereof, including adding or deleting buildings thereon and therefrom; (2) close temporarily any of the common areas while engaged in making repairs, improvements or alterations to the Real Property; (3) form a common area association or associations under covenants, conditions and restrictions to own, manage, operate, maintain, repair and/or replace all or any portion of the landscaping, driveways, walkways, parking areas, public and private streets, plazas, courtyards, transportation facilitation areas and/or other common areas located outside of the Building and, subject to Article 4 above, include the common area assessments, fees and taxes charged by the association(s) and the cost of maintaining, managing, administering and operating the association(s), in Operating Expenses; and (4) perform such other acts and make such other changes with respect to the Real Property as Landlord may, in the exercise of good faith business judgment, deem to be appropriate.
     6.6 Telecommunications Equipment. Subject to Tenant obtaining and maintaining all required governmental licenses and other approvals, Tenant shall have the right to install, at Tenant’s sole cost and expense, one (1) satellite dish (of approximately eighteen inches (18”) in diameter) and related telecommunications equipment (collectively, the “Telecommunications Equipment”) upon the roof of the Building. Prior to any installation, Landlord shall approve Tenant’s plans for the Telecommunications Equipment, which approval shall not be unreasonably withheld or delayed, provided that Landlord may limit the height of Tenant’s Telecommunications Equipment. Landlord and Tenant shall mutually and reasonably agree upon the location on the roof where Tenant shall install the Telecommunications Equipment, provided that Tenant shall be responsible for determining the sufficiency of the roof structure to support the added load. Any roof penetrations must be performed by or in consultation with Landlord’s roofing contractor and so as not to void Landlord’s roof warranty. Tenant shall maintain all such Telecommunications Equipment at Tenant’s sole cost and may access the Building roof from time to time, at its sole risk, solely for such purpose. The Telecommunications Equipment shall be only for Tenant’s use in connection with the conduct of Tenant’s business in the Premises. Tenant shall use the Telecommunications Equipment so as not to cause any interference to other tenants in the Building or to other tenants at the Real Property or with any other tenant’s telecommunications equipment, and so as not to damage the Real Property or interfere with the normal operation of the Real Property. Tenant hereby agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, costs, damages, expenses and liabilities (including attorneys’ fees) arising out of Tenant’s failure to comply with the provisions of this Section 6.6, except to the extent same is caused by the gross negligence or willful misconduct of Landlord and which is not covered by the insurance carried by Tenant under this Lease (or which would not be covered by the insurance required to be carried by Tenant under this Lease). Should any interference occur, Tenant shall take all necessary steps as soon as reasonably possible and no later than three (3) calendar days following such occurrence to correct such interference. If such interference continues after such three (3)-day period, Tenant shall immediately cease operating its Telecommunications Equipment until such interference is corrected or remedied to Landlord’s satisfaction. Tenant acknowledges that Landlord has granted and/or may grant telecommunications rights to other tenants and occupants of the Building and to telecommunication service providers and in no event shall Landlord be liable to Tenant for any interference of the same with Tenant’s Telecommunications Equipment; provided however, Landlord shall include in its agreements with any parties to whom it grants such telecommunications rights after the date of this Lease, terms providing that such parties’ telecommunications equipment must not unreasonably interfere with Tenant’s Telecommunications Equipment. Should Tenant notify Landlord that such interference is occurring, Landlord will cause such parties to correct such interference within three (3) calendar days, failing which such parties will be required to cease operation of their telecommunications equipment until such correction is achieved. Landlord makes no representation that the Telecommunications Equipment will be able to receive or transmit communication signals without interference or disturbance. Tenant shall (i) be solely responsible for any damage caused as a result of the Telecommunications Equipment, (ii) promptly pay any tax, license or permit fees charged pursuant to any laws or regulations in connection with the installation, maintenance or use of the Telecommunications Equipment and comply with all precautions and safeguards recommended by all governmental authorities, and (iii) pay for all necessary repairs, replacements to or maintenance of Tenant’s Telecommunications Equipment. Tenant, at Tenant’s sole cost, shall remove all of the Telecommunications Equipment by the expiration or earlier termination of this Lease and repair any damage to the roof, the Building and the Real Property caused by such removal.
     6.7 Supplemental HVAC Units. Tenant shall have the right, at Tenant’s sole cost and expense, to install up to four (4) supplemental heating, ventilation and air conditioning units (collectively, the “Supplemental Units”) in a location to be mutually and reasonably agreed upon by Landlord and Tenant. The Supplemental Units shall be separately metered to measure the amount of heating, ventilation and/or air conditioning used thereby. The installation of the Supplemental Units and meter(s) shall be performed in accordance with the terms of Article 8 below. Tenant agrees to pay to the local utility service provider all charges for heating, ventilation and/or air conditioning incurred by Tenant in connection with the use of the Supplemental Units, plus all applicable taxes. Tenant shall repair and maintain the Supplemental Units at Tenant’s sole cost. Upon Landlord’s request, Tenant shall remove such Supplemental Units by the expiration or earlier termination of this Lease and repair any damage to the Premises, the Building or the Real Property resulting therefrom.
     6.8 Tenant’s Security System. Subject to Landlord’s approval as to the method of installation and type of security system, Tenant shall have the right to install its own security system for the Premises provided the same does not interfere with the Building’s systems or equipment. Upon Landlord’s request, Tenant shall remove such security system by the expiration or earlier termination of this Lease and repair any damage to the Premises, the Building or the Real Property caused by such removal.

ARTICLE 7
REPAIRS
     7.1 Tenant’s Repairs. Subject to Landlord’s repair obligations in Sections 7.2 and 11.1 below, Tenant shall, at Tenant’s own expense, keep the Premises and all building systems located therein, including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term, which repair obligations shall include, without limitation, the obligation to promptly and adequately repair all damage to the Premises and replace or repair all damaged or broken fixtures and appurtenances. Landlord reserves the right, following written notice to Tenant, to perform any of the foregoing maintenance or repair obligations or require that such obligations be performed by a contractor approved by Landlord, all at Tenant’s expense. All work shall be performed in accordance with the rules and procedures described in Article 8. If Tenant fails to make any repairs to the Premises for more than thirty (30) days after notice from Landlord (although notice shall not be required if there is an emergency, or if the area to be repaired is visible from the exterior of the Building), Landlord may, in addition to any other remedy available to Landlord, make the repairs, and Tenant shall pay the reasonable cost of the repairs to Landlord, together with an administrative charge in an amount equal to ten percent (10%) of the cost of the repairs. It is generally understood that mold spores are present essentially everywhere and that mold can grow in most any moist location. Emphasis is properly placed on prevention of moisture and on good housekeeping and ventilation practices. Tenant acknowledges the necessity of housekeeping, ventilation, and moisture control (especially in kitchens, janitor’s closets, bathrooms, break rooms and around outside walls) for mold prevention. In signing this Lease, Tenant has first inspected the Premises and certifies that it has not observed mold, mildew or moisture within the Premises. Tenant agrees to immediately notify Landlord if it observes mold/mildew and/or moisture conditions (from any source, including leaks), and allow Landlord to evaluate and make recommendations and/or take appropriate corrective action. Tenant relieves Landlord from any liability for any bodily injury or damages to property caused by or associated with moisture or the growth of or occurrence of mold or mildew on the Premises; provided, however, that Landlord, as part of its maintenance and repair obligations under Section 7.2 below, shall be responsible for the removal of any mold or mildew in the Premises and the repair of any damage caused thereby; provided further, however, that if any such maintenance and repairs are caused in part or in whole by the act, neglect, fault of or omission of any duty by Tenant, its agents, servants, employees or invitees, Tenant shall pay to Landlord as additional rent, the reasonable cost of such maintenance and repairs, together with an administrative charge in an amount equal to ten percent (10%) of the cost of the repairs. In addition, execution of this Lease constitutes acknowledgment by Tenant that control of moisture and mold prevention are integral to its Lease obligations.
     7.2 Landlord’s Repairs. This Lease is intended to be a net lease. Accordingly, subject to Articles 11 and 12 of this Lease, Landlord’s maintenance and repair obligations shall be limited to the structural portions of the Building and the Systems and Equipment, including the heating, ventilating and air conditioning systems serving the Building (other than any Supplemental Units serving the Premises); provided, however, if any such maintenance and repairs are caused in part or in whole by the act, neglect, fault of or omission of any duty by Tenant, its agents, servants, employees or invitees, Tenant shall pay to Landlord as additional rent, the reasonable cost of such maintenance and repairs, together with an administrative charge in an amount equal to ten percent (10%) of the cost of the repairs. Except to the extent expressly set forth to the contrary in this Lease, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Real Property, Building or the Premises or in or to fixtures, appurtenances and equipment therein. Except to the extent expressly set forth to the contrary in Section 7.3 below, Tenant hereby waives and releases its right to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code; or under any similar law, statute, or ordinance now or hereafter in effect, and the right to terminate the Lease under Section 1932(1) of the California Civil Code, and any other laws, statutes or ordinances now or hereafter in effect of like import.
     7.3 Tenant’s Right to Make Repairs. If Tenant provides written notice to Landlord of an event or circumstance which requires the action of Landlord with respect to a specific obligation of Landlord under the terms of this Lease (hereinafter, a “Required Action”), and Landlord fails to proceed to take such action as required by the terms of this Lease within ten (10) days (and thereafter to proceed with due diligence to complete the Required Action) after receipt of such notice from Tenant, then if Landlord still fails to take such action as required by the terms of this Lease (and thereafter to proceed with due diligence to complete the Required Action) after receipt by Landlord of an additional five (5) days’ written notice from Tenant to Landlord specifying that Tenant will take such Required Action, Tenant may proceed to take the Required Action; if such action was required under the terms of this Lease to be taken by Landlord, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s reasonable, out-of-pocket costs and expenses in taking such action plus interest at the Interest Rate from the date of Landlord’s receipt of Tenant’s invoice, accompanied by reasonable supportive documentation for the expenditures, until paid; provided, however, that in no event shall Landlord be obligated to reimburse Tenant for (i) above-market expenditures or (ii) sums in excess of $5,000.00 per Required Action. In no event may Tenant offset the cost of any Required Action against Rent due hereunder. In the event Tenant takes such action and such work will affect the Systems and Equipment, the structure of the Building or the exterior appearance of the Project, Tenant shall use only those contractors used by Landlord in the Project for such work unless such contractors are unwilling or unable to perform such work, in which event Tenant may utilize the services of any other qualified, licensed and reputable contractor which normally and regularly performs similar work in comparable projects. Any such work shall be performed so as to minimize interference with the business operations of other tenants in the Building.
ARTICLE 8
ADDITIONS AND ALTERATIONS
     8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than fifteen (15) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord; provided, however, Landlord may withhold its consent in its sole and absolute discretion with respect to any Alterations which may affect the structural components of the Building or the Systems and Equipment or which can be seen from outside the Premises. Notwithstanding the foregoing, Tenant shall not be obligated to receive the written consent of Landlord for interior cosmetic Alterations to the Premises if said Alterations do not in any way affect the Building’s structure or the Building’s Systems and Equipment, do not exceed the total amount of Twenty-Five Thousand Dollars ($25,000.00) in the aggregate in any twelve (12)-month period, and Tenant is not required by applicable law to obtain a permit to perform the Alteration (a “Cosmetic Alteration”). Tenant shall give Landlord at least ten (10) days’ advance written notice of any such Cosmetic Alteration, which shall be performed in compliance with all applicable laws. Tenant shall pay for all overhead, general conditions, fees and other costs and expenses of Tenant’s Alterations, and shall pay to Landlord a Landlord supervision fee of ten percent (10%) of the cost of the Alterations; provided, however, that no supervision fee shall be charged for Cosmetic Alterations. The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8, except for Section 8.4 regarding the Wi-Fi Network which shall be a part of the initial improvements.

     8.2 Manner of Construction. Landlord may impose, as a condition of its consent to all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, materials, mechanics and materialmen reasonably approved by Landlord; provided, however, Landlord may impose such requirements as Landlord may determine, in its sole and absolute discretion, with respect to any work affecting the structural components of the Building or Systems and Equipment (including designating specific contractors to perform such work). Tenant shall construct such Alterations and perform such repairs in conformance with any and all applicable rules and regulations of any federal, state, county or municipal code or ordinance and pursuant to a valid building permit, issued by the City of Santa Clara, and in conformance with Landlord’s construction rules and regulations. Landlord’s approval of the plans, specifications and working drawings for Tenant’s Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. In performing the work of any such Alterations, Tenant shall have the work performed in such manner as not to obstruct access to the Building or Real Property or the common areas for any other tenant of the Real Property, and as not to obstruct the business of Landlord or other tenants of the Real Property, or interfere with the labor force working at the Real Property. If Tenant makes any Alterations, Tenant agrees to carry “Builder’s All Risk” insurance in a commercially reasonable amount covering the construction of such Alterations, and such other insurance as Landlord may require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, in conjunction with Alterations costing in excess of $50,000.00 (but in no event with respect to Cosmetic Alterations), Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee. Upon completion of any Alterations (but expressly excluding Cosmetic Alterations), Tenant shall (i) cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Real Property is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, (ii) deliver to the management office of the Real Property a reproducible copy of the “as built” drawings of the Alterations, and (iii) deliver to Landlord evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials.
     8.3 Landlord’s Property. All Alterations, improvements, fixtures and/or equipment which may be installed or placed in or about the Premises, and all signs installed in, on or about the Premises, from time to time, shall be at the sole cost of Tenant, and all of the foregoing shall be and become the property of Landlord (except that Tenant’s computers, Supplemental Units, trade fixtures, and any other personal property of Tenant shall not become Landlord’s property hereunder). Furthermore, subject to Article 15 below, Landlord may require that Tenant remove any Alteration, improvement, fixture, equipment and/or sign upon the expiration or earlier termination of the Lease Term, and repair any damage to the Premises and Building caused by such removal. Notwithstanding the foregoing, upon Tenant’s request at the time it seeks Landlord’s consent to an Alteration, Landlord agrees to indicate in writing whether or not it will require such Alteration to be removed upon the expiration or earlier termination of the Lease. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alteration, improvement, fixture, equipment and/or sign by the Expiration Date or earlier termination of the Lease, Landlord may do so and may charge the cost thereof to Tenant, together with an administrative charge in an amount equal to ten percent (10%) of such costs.
     8.4 Wi-Fi Network. Without limiting the generality of the foregoing, in the event Tenant desires to install wireless intranet, Internet and communications network (“Wi-Fi Network”) in the Premises for the use by Tenant and its employees, then the same shall be subject to the provisions of this

Section 8.4 (in addition to the other provisions of this Article 8). In the event Landlord consents to Tenant’s installation of such Wi-Fi Network, Tenant shall, in accordance with Article 15 below, remove the Wi-Fi Network from the Premises prior to the termination of the Lease. Tenant shall use the Wi-Fi Network so as not to cause any interference to other tenants in the Building or to other tenants at the Real Property or with any other tenant’s communication equipment, and not to damage the Real Property or interfere with the normal operation of the Real Property and Tenant hereby agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, costs, damages, expenses and liabilities (including attorneys’ fees) arising out of Tenant’s failure to comply with the provisions of this Section 8.4, except to the extent same is caused by the gross negligence or willful misconduct of Landlord and which is not covered by the insurance carried by Tenant under this Lease (or which would not be covered by the insurance required to be carried by Tenant under this Lease). Should any interference occur, Tenant shall take all necessary steps as soon as reasonably possible and no later than three (3) calendar days following such occurrence to correct such interference. If such interference continues after such three (3)-day period, Tenant shall immediately cease operating such Wi-Fi Network until such interference is corrected or remedied to Landlord’s satisfaction. Tenant acknowledges that Landlord has granted and/or may grant telecommunication rights to other tenants and occupants of the Building and to telecommunication service providers and in no event shall Landlord be liable to Tenant for any interference of the same with such Wi-Fi Network; provided, however, Landlord shall include in its agreements with any parties to whom it grants such telecommunications rights after the date hereof, terms providing that such parties’ telecommunications equipment must not unreasonably interfere with Tenant’s Wi-Fi Network. Should Tenant notify Landlord that such interference is occurring, Landlord will cause such parties to correct such interference within three (3) calendar days, failing which such parties must cease operation of their telecommunications equipment until such correction is achieved. Landlord makes no representation that the Wi-Fi Network will be able to receive or transmit communication signals without interference or disturbance. Tenant shall (i) be solely responsible for any damage caused as a result of the Wi-Fi Network, (ii) promptly pay any tax, license or permit fees charged pursuant to any laws or regulations in connection with the installation, maintenance or use of the Wi-Fi Network and comply with all precautions and safeguards recommended by all governmental authorities, and (iii) pay for all necessary repairs, replacements to or maintenance of the Wi-Fi Network.
ARTICLE 9
COVENANT AGAINST LIENS
     Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Real Property, Building or Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant’s interest only. Landlord shall have the right at all times to post and keep posted on the Premises any notice which it deems necessary for protection from such liens. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Real Property, the Building or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be bonded over to Landlord’s reasonable satisfaction or released and removed of record, in either event within ten (10) days following the earlier of (i) Tenant’s actual knowledge of the lien or (ii) Tenant’s receipt of written notice from Landlord of such lien (the “Lien Removal Date”). Notwithstanding anything to the contrary set forth in this Lease, if any such lien is not released and removed on or before the Lien Removal Date, Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall be due and payable by Tenant within ten (10) business days after written demand therefor.
ARTICLE 10
INDEMNIFICATION AND INSURANCE
     10.1 Indemnification and Waiver. (a) Prior to the Commencement Date and during Tenant’s early entry into the Premises pursuant to Section 6.1 of the Work Letter attached hereto (the “Early Entry Period”), Tenant hereby assumes all risk of damage to Tenant’s personal property, fixtures and equipment and injury to any Tenant Party, in, on, or about the Premises from any cause whatsoever and agrees that Landlord, and its partners and members, and their respective officers, agents, advisors, property managers, employees, and independent contractors (collectively, the “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any such damage to Tenant’s personal property, fixtures and equipment or injury to any Tenant Party except to the extent caused by the gross negligence or willful misconduct of Landlord or Landlord’s Contractor (as defined in the Work Letter) or any of Landlord’s subcontractors. Subject to Section 10.4 below, Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from any cause in, on or about the Premises as a result of Tenant’s exercise of its early entry rights pursuant to Section 6.1 of the Work Letter, and any acts, omissions or negligence of Tenant or any Tenant Party during the Early Entry Period; provided, however, that the terms of the foregoing indemnity shall not apply to the negligence or willful misconduct of Landlord or Landlord’s Contractor or any of Landlord’s subcontractors. As used herein, “Tenant Party” shall mean Tenant and any of its agents, contractors, subcontractors, employees or invitees.
     (b) On and after the Commencement Date, Tenant hereby assumes all risk of damage to property and injury to persons, in, on or about the Premises from any cause whatsoever and agrees that the Landlord Parties shall not be liable for, and are hereby released from any responsibility for, any damage to property or injury to persons or resulting from the loss of use thereof, which damage or injury is sustained by Tenant or by other persons claiming through Tenant except to the extent caused by the gross negligence or willful misconduct of Landlord. Subject to Section 10.4 below, on and after the Commencement Date Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from any cause in, on or about the Premises (including, without limitation, Tenant’s installation, placement and removal of Alterations, improvements, fixtures and/or equipment in, on or about the Premises, and Tenant’s installation, placement and removal of the Telecommunications Equipment), and any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant or any Tenant Party or any such person, in, on or about the Premises, the Building or the Real Property; provided, however, that the terms of the foregoing indemnity shall not apply to the gross negligence or willful misconduct of Landlord.
     (c) Tenant’s agreement to indemnify Landlord pursuant to this Section 10.1 is not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease, to the extent such policies cover the matters subject to Tenant’s indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability accruing prior to such expiration or termination.

     10.2 Tenant’s Compliance with Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply as to the Premises with all insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies, then, provided that Tenant has previously been provided with written notice of such premium increase and a reasonable opportunity (not to exceed five (5) business days) to cure the conduct or activity triggering such increase, Tenant shall reimburse Landlord for any such increase within ten (10) business days of demand therefor. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.
     10.3 Tenant’s Insurance. Tenant shall procure and maintain the following coverages in the following amounts.
          10.3.1 Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant’s operations, assumed liabilities or use of the Premises, including a Broad Form Commercial General Liability endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, (and with liquor liability coverage in the event alcoholic beverages are served on the Premises) for limits of liability not less than $3,000,000.00 combined single limit per occurrence and $5,000,000.00 combined single limit annual aggregate.
          10.3.2 Physical Damage Insurance covering (i) all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the Tenant Improvements (as defined in Exhibit B), including any Tenant Improvements which Landlord permits to be installed above the ceiling of the Premises or below the floor of the Premises, and (iii) all other improvements, alterations and additions to the Premises, including any improvements, alterations or additions installed at Tenant’s request above the ceiling of the Premises or below the floor of the Premises. Such insurance shall be written on a “physical loss or damage” basis under a “special form” policy, for the full replacement cost value new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage coverage.
          10.3.3 Workers’ compensation insurance as required by law.
          10.3.4 Loss-of-income, business interruption and extra-expense insurance in such amounts as will reimburse Tenant for direct and indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of loss of access to the Premises or to the Building as a result of such perils.
          10.3.5 Tenant shall carry comprehensive automobile liability insurance having a combined single limit of not less than $1,000,000.00 per occurrence and insuring Tenant against liability for claims arising out of ownership, maintenance or use of any owned, hired or non-owned automobiles.
          10.3.6 The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall: (i) name Landlord, BlackRock Realty Advisors, Harvest Properties, Inc., and any other party it so specifies, as an additional insured; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-X in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant except that the automobile liability insurance coverage required by Section 10.3.5 is not required to be written as non-contributing; (v) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given to Landlord and any mortgagee or ground or underlying lessor of Landlord; and (vi) with respect to the insurance required in Sections 10.3.1 and 10.3.2 above, have deductible amounts not exceeding $10,000.00. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Commencement Date and at least fifteen (15) days before the expiration dates thereof. The insurance required under this Section 10.3 may be satisfied by any combination of primary insurance and umbrella insurance maintained by Tenant. If Tenant shall fail to procure such insurance, or to deliver such policies or certificate, within such time periods, Landlord may, at its option, in addition to all of its other rights and remedies under this Lease, and without regard to any notice and cure periods set forth in Section 19.1 but allowing Tenant at least three (3) business days’ notice and opportunity to cure, procure such policies for the account of Tenant, and the cost thereof, plus an administrative fee of ten percent (10%), shall be paid to Landlord as Additional Rent within ten (10) days after delivery of bills therefor.
     10.4 Subrogation. Landlord and Tenant agree to have their respective insurance companies issuing property damage insurance waive any rights of subrogation that such companies may have against Landlord or Tenant, as the case may be, so long as the insurance carried by Landlord and Tenant, respectively, is not invalidated thereby. As long as such waivers of subrogation are contained in their respective insurance policies, Landlord and Tenant hereby waive any right that either may have against the other on account of any loss or damage to their respective property to the extent such loss or damage is insurable under policies of insurance for fire and all risk coverage, theft, public liability, or other similar insurance.
     10.5 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10, and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord provided that such increased amounts and other types of insurance are required by comparable landlords of comparable buildings in the vicinity of the Building.
     10.6 Landlord’s Insurance. Landlord shall procure and maintain at all times during the Term a policy or policies of insurance covering loss or damage to the Building in the amount of the full replacement value thereof (which may be exclusive of foundations), providing protection against all perils included within the classification of fire and extended coverage, vandalism coverage and malicious mischief, and such endorsements as Landlord may require, with such deductibles as shall be determined by Landlord from time to time. Additionally, Landlord shall carry commercial general liability insurance and/or excess liability coverage insurance in such amount(s) as Landlord may require, but not less than that typically carried by prudent landlords of comparable buildings in Santa Clara, California; and Landlord may carry (i) earthquake and/or flood damage insurance; (ii) rental income insurance; and (iii) any other forms of insurance Landlord may reasonably deem commercially reasonable and appropriate or any lender may reasonably require. Landlord reserves the right to self-insure the Building so long as a financial institution such as an insurance company, bank, savings and loan association or pension fund having a net worth of at least $100,000,000.00 owns an interest in the Project of fifty percent (50%) or more. Landlord also reserves the right to provide the insurance required hereunder as part of a blanket policy. The costs of all insurance carried by Landlord shall be included in Operating Expenses, and payments for losses thereunder shall be made solely to Landlord or any mortgagee of Landlord as their interests shall appear.

ARTICLE 11
DAMAGE AND DESTRUCTION
     11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any common areas of the Building or Real Property serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the base, shell, and core of the Premises and such common areas. Such restoration shall be to substantially the same condition of the base, shell, and core of the Premises and common areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Real Property, or the lessor of a ground or underlying lease with respect to the Real Property and/or the Building, or any other modifications to the common areas deemed desirable by Landlord, provided access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3 of this Lease covering damage to the Tenant Improvements or other Alterations installed by Tenant, and Landlord shall repair any injury or damage to the tenant improvements and alterations installed in the Premises and shall return such tenant improvements and alterations to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the excess cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s repair of the damage. In connection with such repairs and replacements, Tenant shall, prior to the commencement of construction, submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord in consultation with Tenant shall select the contractor to perform such improvement work (which contractor shall be selected pursuant to a competitive bidding process with at least three (3) contractors, one of whom shall be selected by Tenant). Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or common areas necessary to Tenant’s occupancy, Landlord shall allow Tenant a proportionate abatement of Base Rent and Tenant’s Share of Operating Expenses and Tax Expenses to the extent Landlord is reimbursed from the proceeds of rental interruption insurance purchased by Landlord as part of Operating Expenses, during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof.
     11.2 Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, the Building and/or any other portion of the Real Property and instead terminate this Lease (provided that Landlord terminates the leases of other similarly situated tenants, if any) by notifying Tenant in writing of such termination within sixty (60) days after the date of damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be completed within one hundred twenty (120) days of the date of damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Real Property or ground or underlying lessor with respect to the Real Property and/or the Building shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground or underlying lease, as the case may be; or (iii) the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies. In addition, if the Premises or the Building is destroyed or damaged to any substantial extent during the last twelve (12)

months of the Lease Term, then notwithstanding anything contained in this Article 11, Landlord and Tenant shall each have the option to terminate this Lease by giving written notice to the other of the exercise of such option within thirty (30) days after such damage or destruction, in which event this Lease shall cease and terminate as of the date of such notice. Upon any such termination of this Lease pursuant to this Section 11.2, Tenant shall pay the Base Rent and Additional Rent, properly apportioned up to such date of termination, and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term.
     11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Real Property, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Real Property.
ARTICLE 12
CONDEMNATION
     12.1 Permanent Taking. If the whole or any part of the Premises, Building or Real Property shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Real Property, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon thirty (30) days’ notice, provided such notice is given no later than thirty (30) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, Tenant shall have the option to terminate this Lease upon thirty (30) days’ notice, provided such notice is given no later than thirty (30) days after the date of such taking. Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for loss of goodwill, for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim does not diminish the award available to Landlord, its ground lessor with respect to the Real Property or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Base Rent and Tenant’s Share of Operating Expenses and Tax Expenses shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.
     12.2 Temporary Taking. Notwithstanding anything to the contrary contained in this Article 12, in the event of a temporary taking of all or any portion of the Premises for a period of ninety (90) days or less, then this Lease shall not terminate but the Base Rent and Tenant’s Share of Operating Expenses and Tax Expenses shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 13
COVENANT OF QUIET ENJOYMENT
     Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.
ARTICLE 14
ASSIGNMENT AND SUBLETTING
     14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). In no event may Tenant Transfer this Lease or any portion of the Premises if Tenant will share in any income or profits of the Transferee that would cause any amount received or accrued by Landlord under this Lease not to be “rents from real property” pursuant to Section 856(d) of the Code (or to be “unrelated business taxable income” within the meaning of Section 512 of the Code). The parties further agree that it shall be reasonable for Landlord to withhold consent if any such proposed Transfer would cause a breach of the ERISA representations set forth in Section 24.30 below, and any Transferee shall be required to make all such ERISA representations to Landlord in writing. If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, (iv) current financial statements of the proposed Transferee certified by a certified public accountant or an officer, partner or owner of Transferee, and (v) such other information as Landlord may reasonably require. Any Transfer made without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed (subject to Section 14.2 below) and which shall be provided or denied within fifteen (15) days after Landlord’s receipt of items (i) through (v) above, shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute an Event of Default by Tenant under this Lease. Whether or not Landlord shall grant consent, within thirty (30) days after written request by Landlord, Tenant shall pay to Landlord One Thousand Five Hundred Dollars ($1,500.00) to reimburse Landlord for its review and processing fees, and Tenant shall also reimburse Landlord for any reasonable legal fees incurred by Landlord in connection with Tenant’s proposed Transfer, up to a maximum of One Thousand Dollars ($1,000.00).
     14.2 Landlord’s Consent. Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the

Transfer Notice. The parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:
          14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;
          14.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;
          14.2.3 The Transferee is either a governmental agency or instrumentality thereof;
          14.2.4 The Transfer will result in more than a reasonable and safe number of occupants per floor within the Subject Space;
          14.2.5 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the Lease on the date consent is requested;
          14.2.6 The proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Real Property a right to cancel its lease;
          14.2.7 The terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right); or
          14.2.8 Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent, (ii) is negotiating with Landlord to lease space in the Project at such time, or (iii) has negotiated with Landlord during the six (6)-month period immediately preceding the Transfer Notice and Landlord has or will have available within sixty (60) days substantially comparable space to the Subject Space.
          If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be substantially more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice (i.e., five percent (5%) or more favorable with respect to economic terms), Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture under Section 14.4 of this Lease).
     14.3 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in excess of the Rent and Additional Rent payable by Tenant under this Lease on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any reasonable changes, alterations and improvements to the Premises in connection with the Transfer (but only to the extent approved by Landlord, except for any Cosmetic Alterations, which do not require Landlord’s consent), and (ii) any reasonable brokerage commissions and attorneys’ fees in connection with the Transfer (collectively, the “Subleasing Costs”). “Transfer Premium” shall also include, but not be limited to, key money and bonus money paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer.
     14.4 Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, Landlord shall have the option, by giving written notice to Tenant within fifteen (15) days after receipt of any Transfer Notice (including receipt of items (i) through (v) enumerated in Section 14.1), to recapture the Subject Space; provided, however, that such recapture right shall not apply to a proposed sublease of 5,000 rentable square feet or less. Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer until the last day of the term of the Transfer as set forth in the Transfer Notice. If this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee, subject to provisions of the last paragraph of Section 14.2 of this Lease.
     14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (iv) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from liability under this Lease. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and Landlord’s costs of such audit.
     14.6 Additional Transfers. For purposes of this Lease, but subject to Section 14.7 below, the term “Transfer” shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of twenty-five percent or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant, (B) the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of the value of the unencumbered assets of Tenant within a twelve (12)-month period.

     14.7 Permitted Transfers. Notwithstanding the foregoing, Tenant may Transfer all or part of its interest in this Lease or all or part of the Premises (a “Permitted Transfer”) to the following types of entities (each, an “Affiliate”) without the written consent of Landlord:
          (i) an entity which is controlled by, controls or is under common control with Tenant;
          (ii) any entity in which or with which Tenant is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as (A) Tenant’s obligations hereunder are assumed by the entity surviving such merger or created by such consolidation and (B) the Tangible Net Worth of the surviving or created entity is not less than the Tangible Net Worth of Tenant as of the date of such merger or consolidation; or
          (iii) any entity acquiring all or substantially all of Tenant’s assets and/or shares of stock if such entity’s Tangible Net Worth after such acquisition is not less than the Tangible Net Worth of Tenant as of the date of such acquisition.
Tenant shall promptly notify Landlord of any such Permitted Transfer. Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder. Additionally, the Affiliate shall comply with all of the terms and conditions of this Lease, including the Permitted Use, and the use of the Premises by the Affiliate may not violate any other agreements affecting the Premises, the Building or the Project, Landlord or other tenants of the Project. No later than five (5) business days after the effective date of any Permitted Transfer (or as soon thereafter as reasonably practicable), Tenant agrees to furnish Landlord with (A) copies of the instrument effecting any of the foregoing Transfers, (B) documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to any such Transfer, and (C) evidence of insurance as required under this Lease with respect to the Affiliate. The occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfers. “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with GAAP, excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises. “Control” as used in Section 14.7(i) above shall mean the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of a least fifty percent (50%) of the voting interest, in an entity. Any subsequent Transfer by an Affiliate shall be subject to the terms of this Article 14.
     14.8 Waiver. Tenant hereby waives any suretyship defenses it may now or hereafter have to an action brought by Landlord including those contained in Sections 2787 through 2856, inclusive, 2899 and 3433 of the California Civil Code, as now or hereafter amended, or similar laws of like import.
ARTICLE 15
SURRENDER; OWNERSHIP AND REMOVAL OF TRADE FIXTURES
     15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.
     15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear, damage due to a casualty, and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all telephone, data, and other cabling and wiring (including any cabling and wiring associated with the Wi-Fi Network, if any) installed or caused to be installed by Tenant (including any cabling and wiring, installed above the ceiling of the Premises or below the floor of the Premises), all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal. In no event shall Tenant be required to remove (i) any Cosmetic Alterations installed by Tenant or (ii) any of the initial Tenant Improvements installed pursuant to Exhibit B.
ARTICLE 16
HOLDING OVER
     If Tenant fails to vacate the Premises at the end of the Lease Term and does not have Landlord’s express written consent to hold over in the Premises, then Tenant shall be a tenant at sufferance and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over, (a) Base Rent shall be payable at a monthly rate equal to two hundred percent (200%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease, and (b) Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease. Landlord hereby expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom. Notwithstanding the foregoing, if Tenant holds over with Landlord’s express written consent, then Tenant shall be a month-to-month tenant and Tenant shall pay, in addition to the other Rent, Base Rent equal to one hundred twenty-five percent (125%) of the Base Rent payable during the last month of the Lease Term.
ARTICLE 17
ESTOPPEL CERTIFICATES
     Within ten (10) business days following a request in writing by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate certifying the following information (but not limited to the following information in the event further information is requested by Landlord): (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as modified, is in full force and effect); (ii) the dates to which the rental and other charges are paid in advance, if any; (iii) the amount of Tenant’s security deposit, if any; and (iv) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord and no events or conditions then in existence which, with the passage of time or notice or both, would constitute a default on the part of either party, or specifying such defaults, events or conditions, if any are claimed. Failure of Tenant to timely execute and deliver such estoppel certificate shall constitute an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception. Failure by Tenant to so deliver such estoppel certificate shall be an Event of Default under this Lease subject to Section 19.1.4 below. In addition, Tenant shall be liable to Landlord, and shall indemnify Landlord from and against any loss, cost, damage or expense, incidental, consequential, or otherwise, including attorneys’ fees, arising or accruing directly or indirectly, from any failure of Tenant to execute or deliver to Landlord any such estoppel certificate.
ARTICLE 18
SUBORDINATION
     18.1 Subordination. Landlord represents that as of the date of this Lease, there is no mortgage or trust deed, or ground or underlying lease in force against the Real Property. This Lease is subject and subordinate to all future ground or underlying leases of the Real Property and to the lien of any mortgages or trust deeds hereafter in force against the Real Property, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage, or if any ground or underlying lease is terminated, provided that such purchaser provides Tenant with such purchaser’s standard nondisturbance agreement, to attorn, without any deductions or set-offs whatsoever, to the purchaser upon any such foreclosure sale, or to the lessor of such ground or underlying lease, as the case may be, if so requested to do so by such purchaser or lessor, and to recognize such purchaser or lessor as the lessor under this Lease. Tenant shall, within ten (10) business days of request by Landlord, execute such further commercially reasonable instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases, provided the same are in form reasonably acceptable to Tenant. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.
     18.2 Notice to Landlord’s Mortgagee. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord’s mortgagee whose address has been given to Tenant, and affording such Landlord’s mortgagee a reasonable opportunity to perform Landlord’s obligations hereunder.
     18.3 Landlord’s Mortgagee’s Protection Provisions. If Landlord’s mortgagee shall succeed to the interest of Landlord under this Lease, Landlord’s mortgagee shall not be: (1) liable for any act or omission of any prior lessor (including Landlord), it being understood, however, that the foregoing is not intended to relieve such mortgagee of any liability arising by reason of its acts or omissions from and after the date it succeeds to the interests of the Landlord, including a continuation of the failure of the prior Landlord to perform its obligations under the Lease, in which case the mortgagee shall have a reasonable period of time to remedy same; (2) bound by any rent or additional rent or advance rent which Tenant might have paid for more than one (1) month in advance to any prior lessor (including Landlord), other than the payments of Additional Rent that Tenant is required to make to Landlord pursuant to this Lease, and any other prepayments required under this Lease; and all such rent shall remain due and owing, notwithstanding such advance payment; (3) bound by any security or advance rental deposit made by Tenant which is not delivered or paid over to Landlord’s mortgagee and with respect to which Tenant shall look solely to Landlord for refund or reimbursement; (4) bound by any termination, amendment or modification of this Lease made without Landlord’s mortgagee’s consent and written approval, except for those terminations, amendments and modifications permitted to be made by Landlord without Landlord’s mortgagee’s consent pursuant to the terms of the loan documents between Landlord and Landlord’s mortgagee, and except for written instruments which merely confirm rights and obligations already set forth in this Lease (including, without limitation, Tenant’s rights under Exhibit E), and except for communications between Landlord and Tenant of an administrative nature relating to the ordinary course of operation or tenancy of the Premises, the Building or the Project; (5) subject to the defenses which Tenant might have against any prior lessor (including Landlord) except to the extent Tenant independently has such defenses against the mortgagee; and (6) subject to the offsets which Tenant might have against any prior lessor (including Landlord) except for those offset rights which (A) are expressly provided in this Lease, (B) relate to periods of time following the acquisition of the Building by Landlord’s mortgagee, and (C) Tenant has provided written notice to Landlord’s mortgagee and provided Landlord’s mortgagee a reasonable opportunity to cure the event giving rise to such offset event. Landlord’s mortgagee shall have no liability or responsibility under or pursuant to the terms of this Lease or otherwise after it ceases to own an interest in the Building. Nothing in this Lease shall be construed to require Landlord’s mortgagee to see to the application of the proceeds of any loan, and Tenant’s agreements set forth herein shall not be impaired on account of any modification of the documents evidencing and securing any loan.
ARTICLE 19
TENANT’S DEFAULTS; LANDLORD’S REMEDIES
     19.1 Events of Default by Tenant. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent. The occurrence of any of the following shall constitute a default of this Lease by Tenant (each, an “Event of Default”):
          19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, within five (5) business days following Tenant’s receipt of Landlord’s written notice that the same is due; provided, however, Landlord shall not be obligated to provide written notice of monetary default more than two (2) times in any calendar year, and each subsequent monetary default shall be an Event of Default if not received within three (3) business days after the same is due; provided further, such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; or
          19.1.2 Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; and provided further that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30)-day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as possible; or

          19.1.3 Abandonment of the Premises by Tenant. Abandonment is herein defined to include, but is not limited to, any absence by Tenant from the Premises for three (3) business days or longer while in default of any provision of this Lease; or
          19.1.4 Tenant fails to provide: (i) any estoppel certificate after Landlord’s written request therefor pursuant to Article 17; or (ii) any financial statement after Landlord’s written request therefor pursuant to Section 24.33, and in each case such failure shall continue for five (5) business days after Landlord’s second (2nd) written notice thereof to Tenant; or
          19.1.5 The filing of a petition by or against Tenant (the term “Tenant” shall include, for the purpose of this Section 19.1.5, any guarantor of Tenant’s obligations hereunder): (i) in any bankruptcy or other insolvency proceeding; (ii) seeking any relief under any state or federal debtor relief law; (iii) for the appointment of a liquidator or receiver for all or substantially all of Tenant’s property or for Tenant’s interest in this Lease; or (iv) for the reorganization or modification of Tenant’s capital structure; however, if such a petition is filed against Tenant, then such filing shall not be an Event of Default unless Tenant fails to have the proceedings initiated by such petition dismissed within sixty (60) calendar days after the filing thereof.
     19.2 Landlord’s Remedies Upon Default. Upon the occurrence of any such Event of Default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.
          19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:
                    (i) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus
                    (ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
                    (iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
                    (iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and
                    (v) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate set forth in Section 4.5 of this Lease. As used in Section 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).
          19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.
          19.2.3 Landlord may, but shall not be obligated to, make any such payment or perform or otherwise cure any such obligation, provision, covenant or condition on Tenant’s part to be observed or performed (and may enter the Premises for such purposes). In the event of Tenant’s failure to perform any of its obligations or covenants under this Lease, and such failure to perform poses a material risk of injury or harm to persons or damage to or loss of property, then Landlord shall have the right to cure or otherwise perform such covenant or obligation at any time after such failure to perform by Tenant, whether or not any such notice or cure period set forth in Section 19.1 above has expired. Any such actions undertaken by Landlord pursuant to the foregoing provisions of this Section 19.2.3 shall not be deemed a waiver of Landlord’s rights and remedies as a result of Tenant’s failure to perform and shall not release Tenant from any of its obligations under this Lease.
          19.2.4 Following the occurrence of any Event of Default hereunder, Landlord shall use its commercially reasonable efforts to mitigate its damages consistent with applicable California law.
     19.3 Payment by Tenant. Tenant shall pay to Landlord, within fifteen (15) days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with Landlord’s performance or cure of any of Tenant’s obligations pursuant to the provisions of Section 19.2.3 above; and (ii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Section 19.3 shall survive the expiration or sooner termination of the Lease Term.
     19.4 Sublessees of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.
     19.5 Waiver of Default. No waiver by Landlord of any violation or breach by Tenant of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach by Tenant of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon a default by Tenant shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.
     19.6 Efforts to Relet. For the purposes of this Article 19, Tenant’s right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or by appointment of a receiver to protect Landlord’s interests hereunder. The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant’s right to possession.
     19.7 Landlord’s Default. Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within thirty (30) days after written notice is delivered by Tenant to Landlord and to the holders of any mortgages or deeds of trust (collectively, “Lender”) covering the Premises whose name and address shall have theretofore been furnished to Tenant in writing, specifying the obligation which Landlord has failed to perform; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are reasonably required for performance, then Landlord shall not be in default if Landlord or Lender commences performance within such thirty (30)-day period and thereafter diligently prosecutes the same to completion.
ARTICLE 20
SECURITY DEPOSIT
     Concurrent with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit (the “Security Deposit”) in the amount set forth in Section 10 of the Summary. The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Lease Term. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, Landlord may, but shall not be required to, use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or for the payment of any amount that Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant shall, within five (5) business days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be an Event of Default under this Lease. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit, or any balance thereof, shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within thirty (30) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant.

ARTICLE 21
COMPLIANCE WITH LAW
     Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated. At its sole cost and expense, Tenant shall promptly comply with all such governmental measures, other than the making of structural changes or changes to the Building’s life safety system (collectively the “Excluded Changes”) except to the extent such Excluded Changes are required due to Tenant’s Alterations to or to Tenant’s particular manner of use of the Premises. Notwithstanding anything in this Lease to the contrary, as between Landlord and Tenant: (a) Tenant shall bear the risk of complying with Title III of the Americans With Disabilities Act of 1990, any state laws governing handicapped access or architectural barriers, and all rules, regulations and guidelines promulgated under such laws, as amended from time to time (the “Disabilities Acts”) in the Premises to the extent required because of Tenant’s Alterations or particular use of the Premises; and (b) Landlord shall bear the risk of complying with the Disabilities Acts in the Common Areas (subject to reimbursement as set forth in Article 4), other than compliance that is necessitated by virtue of Tenant’s particular use of the Premises or as a result of any Alterations or additions made by Tenant (which risk and responsibility shall be borne by Tenant). In addition, Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Real Property, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.
ARTICLE 22
ENTRY BY LANDLORD
     Landlord reserves the right at all reasonable times and upon at least twenty-four (24) hours’ written or oral notice to Tenant to enter the Premises to: (i) inspect them; (ii) show the Premises to prospective purchasers or mortgagees, or to the ground or underlying lessors; (iii) during the last six (6) months of the Lease Term, to show the Premises to prospective tenants; (iv) to post notices of nonresponsibility; or (v) alter, improve or repair the Premises or the Building if necessary to comply with current building codes or other applicable laws, or for structural alterations, repairs or improvements to the Building, or as Landlord may otherwise reasonably desire or deem necessary. Notwithstanding anything to the contrary contained in this Article 22, Landlord may enter the Premises at any time, without notice to Tenant, in emergency situations and/or to perform janitorial or other services required of Landlord pursuant to this Lease. Except to the extent expressly set forth to the contrary in this Lease, any such entries shall be without the abatement of Rent and shall include the right to take such reasonable steps as required to accomplish the stated purposes. During any such entry by Landlord, Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s business operations in the Premises. Tenant hereby waives any claims for damages or for any injuries occasioned by such entry, except to the extent caused by the gross negligence or willful misconduct of Landlord. Tenant further waives any claims for damages for interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises occasioned by such entry. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to enter without notice and use any means that Landlord may deem proper to open the doors in and to the Premises (provided that Landlord shall be liable for any damage to the Premises or any personal property of Tenant located therein to the extent caused by the gross negligence or willful misconduct of Landlord). Any entry into the Premises in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.
ARTICLE 23
TENANT PARKING
     Throughout the Lease Term, Tenant shall be entitled to use the number of unreserved parking spaces set forth in Section 11 of the Summary, located in those portions of the Parking Facilities as may be designated by Landlord from time to time, at no additional charge. Landlord may elect to distribute parking passes for the Parking Facilities but shall have no obligation to monitor or supervise parking by Tenant, other tenants of the Project, or their invitees. Tenant’s continued right to use the parking spaces is conditioned upon Tenant abiding by all reasonable, non-discriminatory rules and regulations which are prescribed from time to time for the orderly operation and use of the Parking Facilities and upon Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations. In addition, at no cost to Tenant, Landlord may assign any parking spaces and/or make all or a portion of such spaces reserved or institute an attendant-assisted tandem parking program and/or valet parking program if Landlord determines in its sole discretion that such is necessary or desirable for orderly and efficient parking. Landlord specifically reserves the right, from time to time, to change the size, configuration, design, layout, location and all other aspects of the Parking Facilities, and Tenant acknowledges and agrees that Landlord, from time to time, may, without incurring any liability to Tenant and without any abatement of Rent under this Lease temporarily close-off or restrict access to the Parking Facilities, or temporarily relocate Tenant’s parking spaces to other parking structures and/or surface parking areas within a reasonable distance from the Parking Facilities, for purposes of permitting or facilitating any such construction, alteration or improvements or to accommodate or facilitate renovation, alteration, construction or other modification of other improvements or structures located on the Real Property. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to Landlord. Tenant shall be solely responsible for any parking tax or other charges imposed by governmental authorities in connection with the use of Tenant’s parking spaces at the Parking Facilities, or, if directly imposed against Landlord, Tenant shall reimburse Landlord for all such taxes and/or charges within ten (10) days after Tenant’s receipt of an invoice from Landlord. The parking passes provided to Tenant pursuant to this Article 23 (if any) are provided solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval, except to an Affiliate of Tenant or to a Transferee of Tenant approved by Landlord.
ARTICLE 24
MISCELLANEOUS PROVISIONS
     24.1 Terms; Captions. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

     24.2 Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.
     24.3 No Waiver. No waiver of any provision of this Lease shall be implied by any failure of a party to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently, any waiver by a party of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.
     24.4 Intentionally Deleted.
     24.5 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Real Property, the Building and/or in this Lease, and Tenant agrees that in the event of any such transfer, provided that such transferee assumes, in writing, Landlord’s obligations under this Lease, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer. The liability of any transferee of Landlord shall be limited to the interest of such transferee in the Real Property and such transferee shall be without personal liability under this Lease, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.
     24.6 Prohibition Against Recording. Except as provided in Section 24.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election.
     24.7 Landlord’s Title; Air Rights. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.
     24.8 Tenant’s Signs. Tenant shall be entitled, at its sole cost and expense, to install (i) one (1) identification sign on or near the interior entry doors of the Premises, and (ii) one (1) exterior Building sign at a location to be designated by Landlord. Such signs shall be installed by a signage contractor designated by Landlord. The location, quality, design, style, lighting and size of such signs shall be consistent with Landlord’s Project signage program, shall be subject to approval by the City of Santa Clara, and shall be subject to Landlord’s prior written approval, in its reasonable discretion. Tenant shall maintain its sign(s) throughout the Lease Term at Tenant’s sole cost. Upon the expiration or earlier termination of this Lease, Tenant shall be responsible, at its sole cost and expense, for the removal of such signage and the repair of all damage to the Building caused by such removal. Except for such approved identification signage, Tenant may not install any signs on the exterior or roof of the Building or the common areas of the Building or the Real Property. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building are subject to the prior approval of Landlord, in its sole and absolute discretion.
     24.9 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.
     24.10 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.
     24.11 Time of Essence. Time is of the essence of this Lease and each of its provisions.
     24.12 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.
     24.13 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representation, including, but not limited to, any representation whatsoever as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.
     24.14 Landlord Exculpation. It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of the Landlord Parties hereunder (including Landlord and any successor landlord) and any recourse by Tenant against the Landlord Parties shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Real Property, and neither Landlord, nor any of the other Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.
     24.15 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Lease.
     24.16 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Building and/or in the Other Buildings as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space within the Project.
     24.17 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease and except with respect to Tenant’s obligations under the Tenant Work Letter (collectively, the “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.
     24.18 Waiver of Redemption by Tenant. Tenant hereby waives for Tenant and for all those claiming under Tenant all right now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.
     24.19 Notices. All notices, demands, statements or communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified or registered mail, postage prepaid, return receipt requested, or delivered personally (i) to Tenant at the appropriate address set forth in Section 5 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 3 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the date it is mailed as provided in this Section 24.19 or upon the date personal delivery is made. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant (not to exceed the period of time set forth in this Lease which is granted to Landlord to cure such default).
     24.20 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several, and all notices, payments and agreements given or made by, with or to any one of the Tenant parties shall be deemed to have been given or made by, with or to all of them.
     24.21 Authority. If Tenant is a corporation or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the State of California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so.

     24.22 Attorneys’ Fees. In the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.
     24.23 Governing Law. This Lease shall be construed and enforced in accordance with the laws of the State of California.
     24.24 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.
     24.25 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers. Landlord agrees to pay a brokerage commission to Landlord’s broker pursuant to a separate written agreement.
     24.26 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, then, except to the extent expressly set forth to the contrary in this Lease, including without limitation, in Section 7.3 above, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord; provided, however, that the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building, Real Property or any portion thereof, of whose address Tenant has theretofore been notified, and an opportunity is granted to Landlord and such holder to correct such violations as provided above, consistent with the terms of Section 19.7 above (not to exceed the period of time set forth in this Lease which is granted to Landlord to cure such violations).
     24.27 Building Name and Signage. Landlord shall have the right at any time to change the name(s) of the Building and/or the Project and to install, affix and maintain any and all signs on the exterior and on the interior of the Building and any portion of the Project as Landlord may, in Landlord’s sole discretion, desire, including without limitation tenant directory signage on the Project monument signs. In the event of such a change altering the name of the Building or the Project, Landlord shall reimburse Tenant for its replacement stationery setting forth the new name of the Building and/or the Project (if Tenant had such information on its stationery), up to a maximum amount of $1,000. Tenant shall not use the names of the Building or the Project or use pictures or illustrations of the Building or the Project in advertising or other publicity, without the prior written consent of Landlord, not to be unreasonably withheld.
     24.28 Building Directory. At Tenant’s cost, Landlord shall include Tenant’s name and location in the Building on one (1) line on the Building directory.

     24.29 Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, and space planning consultants.
     24.30 ERISA. Tenant hereby represents and warrants to Landlord that:
          24.30.1 Tenant is not now, and will not at any time during the Lease Term become, a “party in interest” (within the meaning of Section 3(14) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) or a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)) with respect to the Metropolitan Life Retirement Plan for United States Employees or any other 10% or greater investor in the Tower Fund, taking into account the assets of any other plan maintained by the same employer or employee organization in the Tower Fund; (b) neither Landlord or any person controlling or controlled by Landlord owns a 25% or greater interest in Tenant; and (c) no portion of or interest in the Lease will be treated as the asset of any (i) “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (ii) “plan” (within the meaning of Section 4975(e)(1) of the Code) or (iii) entity whose underlying assets include “plan assets” by reason of a plan’s investment in such entity; and
          24.30.2 Neither Tenant nor any ten percent (10%) or greater owner of Tenant owns, directly or indirectly, more than ten percent (10%) of (i) any class of stock of Metropolitan Life Insurance Company or any affiliate of Metropolitan Life Insurance Company; or (ii) any class of stock of BlackRock Realty Corporation or any affiliate of BlackRock Realty Corporation (including PNC Bank).
     24.31 REIT Qualifications. Landlord and Tenant agree that all Rent paid to Landlord under this Lease shall qualify as “rents from real property” as defined in Code Section 856(d) and as further defined in Treasury Regulation Section 1.856-4, as each is amended from time-to-time. Should the requirements of the said Code Section or Treasury Regulation Section be amended so that any rent no longer qualifies as “rents from real property” for the purposes of the Code or the Treasury Regulation, the Rent payable to Landlord shall be adjusted so that such Rent will qualify as “rents from real property” under the Code and Treasury Regulation; provided that such adjustments required pursuant to the provisions of this Section 24.31 shall not increase the monetary obligations of Tenant. In the event of any adjustment of Rent under this Section 24.31, or if Landlord in good faith determines that its status as a real estate investment trust under the provisions of the Internal Revenue Code or the Treasury Regulation will be jeopardized because of any provision of this Lease, Tenant shall, without charge therefor and within ten (10) business days after Landlord’s written request therefor, execute and deliver to Landlord such amendments to this Lease as may be reasonably required by Landlord to avoid such jeopardy; provided such amendments do not increase the monetary obligations of Tenant or in any other manner materially increase Tenant’s obligations or materially decrease Tenant’s rights under this Lease.
     24.32 Waiver of Jury Trial. LANDLORD AND TENANT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LEASE OR ANY DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THE PREMISES (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS LEASE OR ANY CLAIMS OR DEFENSES ASSERTING THAT THIS LEASE WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR LANDLORD TO ENTER INTO AND ACCEPT THIS LEASE. Landlord and Tenant agree and intend that this paragraph constitutes a written consent to waiver of trial by jury within the meaning of California Code of Civil Procedure Section 631(d)(2). Each party hereby authorizes and empowers the other to file this Section 24.32 and this Lease with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial.
     24.33 Financial Reports. Within fifteen (15) business days after Landlord’s request, Tenant will furnish Tenant’s most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant’s internally prepared financial statements. If Tenant is a publicly traded corporation, Tenant may satisfy its obligations hereunder by providing to Landlord Tenant’s most recent annual and quarterly reports. Tenant will discuss its financial statements with Landlord at Landlord’s request. Landlord will not disclose any aspect of Tenant’s financial statements that are not made available to the public by Tenant except: (1) to Landlord’s mortgagee or prospective mortgagees or purchasers of the Building; (2) to Landlord’s advisors; (3) in litigation between Landlord and Tenant; and (4) if required by court order. Tenant shall not be required to deliver the financial statements required under this Section 24.33 more than once in any twelve (12)-month period unless requested by Landlord’s mortgagee or a prospective buyer or lender of the Building or an Event of Default occurs.
     24.34 OFAC Compliance.
          24.34.1 As used herein “Blocked Party” shall mean any party or nation that (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the U.S. Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) or other similar requirements contained in the rules and regulations of OFAC (the “Order”) or in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”) or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”); or (b) has been determined by competent authority to be subject to the prohibitions contained in the Orders.
          24.34.2 As a material inducement for Landlord entering into this Lease, Tenant warrants and represents that none of Tenant, any affiliate of Tenant, any partner, member or stockholder in Tenant or any affiliate of Tenant, or any beneficial owner of Tenant, any affiliate of Tenant or any such partner, member or stockholder of Tenant (collectively, a “Tenant Owner”): (a) is a Blocked Party; (b) is owned or controlled by, or is acting, directly or indirectly, for or on behalf of, any Blocked Party; or (c) has instigated, negotiated, facilitated, executed or otherwise engaged in this Lease, directly or indirectly, on behalf of any Blocked Party. Tenant shall immediately notify Landlord if any of the foregoing warranties and representations becomes untrue during the Lease Term.
          24.34.3 Tenant shall not: (a) transfer or permit the transfer of any interest in Tenant or any Tenant Owner to any Blocked Party; or (b) make a Transfer to any Blocked Party or party who is engaged in illegal activities.
          24.34.4 If at any time during the Lease Term (a) Tenant or any Tenant Owner becomes a Blocked Party or is convicted, pleads nolo contendere, or is indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering; (b) any of the representations or warranties set forth in this Section become untrue; or (c) Tenant breaches any of the covenants set forth in this Section, the same shall constitute an Event of Default. In addition to any other remedies to which Landlord may be entitled on account of such Event of Default, Landlord may immediately terminate this Lease and refuse to pay any improvement allowance or other disbursements due to Tenant under this Lease.
ARTICLE 25
EXISTING LEASE
     Landlord and Tenant acknowledge that Tenant is currently a tenant at 2840 San Tomas Expressway, one of the Other Buildings located on the Real Property (the “Existing Space”) pursuant to an Office Lease dated June 11, 1990, as amended and assigned (the “Existing Lease”). The Existing Lease is hereby extended from the expiration date thereof, i.e., March 31, 2006, through the fifth (5th) business day following the Commencement Date hereunder (the “Existing Space Holdover Period”). Notwithstanding anything to the contrary in the Existing Lease, Tenant’s Base Rent for the Existing Space for the entirety of the Existing Space Holdover Period (but excluding the five (5) business days following the Commencement Date for which Base Rent shall not be charged on the Existing Space) shall be Fifty-Three Thousand Three Hundred Sixty-One and 00/100 Dollars ($53,361.00) per month. Tenant shall continue to be liable for its proportionate share of Direct Expenses and any other additional rent amounts accruing under the Existing Lease until its expiration as provided herein. Tenant shall surrender the Existing Space in accordance with the terms of the Existing Lease. In the event of termination of this Lease for any reason prior to Tenant’s relocation from the Existing Space to the Premises, the Existing Space Holdover Period shall terminate thirty (30) days following the date of such Lease termination and Tenant shall surrender the Premises by the end of such extended Existing Space Holdover Period. If Tenant fails to timely surrender the Existing Space as required hereunder, Tenant shall be liable for holdover rent as originally provided in the Existing Lease. In the event the Commencement Date does not occur by September 29, 2006 as a result of Landlord Delay (hereinafter defined), the Base Rent for the Existing Space during the remainder of the Existing Space Holdover Period thereafter occurring (but excluding the five (5) business days following the Commencement Date for which Base Rent shall not be charged on the Existing Space) shall be reduced to $22,530.20 per month (payable on a per diem basis). The term “Landlord Delay” shall mean only an actual delay in the Substantial Completion of the Tenant Improvements in the Premises which is caused by the failure of Landlord to (i) provide authorizations or
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approvals within the time periods set forth in the Tenant Work Letter, (ii) make payments due by Landlord under the Tenant Work Letter on a timely basis, or (iii) make the Premises available to the Contractor (as defined in Exhibit B attached hereto) on a timely basis. Any delays triggered by Tenant’s early access to and/or work in the Premises, pursuant to Section 6.1 of the Tenant Work Letter shall in no event be construed as Landlord Delay hereunder.
     WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“Landlord”:	SAN TOMAS TOWER LLC, a Delaware limited liability company

	By:	/s/ Hiroe Takeuchi

	Name:	Hiroe Takeuchi

	Its:	Vice President

“Tenant”:	INTERVOICE, INC., a Texas corporation

	By:	/s/ H. Don Brown

	Name:	H. Don Brown

	Its:	Senior Vice President, Human Resources & Real Estate

	By:	/s/ Dean Howell

	Name:	Dean Howell

	Its:	Senior Vice President, General Counsel & Secretary

***    If Tenant is a CORPORATION, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. The Lease must be executed by the president or vice president and the secretary or assistant secretary, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this Lease.

EXHIBIT A
OUTLINE OF FLOOR PLAN OF PREMISES

A-1

EXHIBIT B
TENANT WORK LETTER
     This Tenant Work Letter (“Tenant Work Letter”) sets forth the terms and conditions relating to the construction of improvements for the Premises. All references in this Tenant Work Letter to the “Lease” shall mean the relevant portions of the Lease to which this Tenant Work Letter is attached as Exhibit B.
SECTION 1
BASE, SHELL AND CORE
     Landlord has previously constructed the base, shell and core (i) of the Premises and (ii) of the floor of the Building on which the Premises are located (collectively, the “Base, Shell and Core”), and Tenant shall accept the Base, Shell and Core in its current “As-Is” condition existing as of the date of the Lease and the Commencement Date. Except for the Tenant Improvement Allowance and the Supplemental Allowance described below, Landlord shall not be obligated to make or pay for any alterations or improvements to the Premises, the Building or the Real Property. Landlord hereby agrees to cause the Tenant Improvements (as defined below) to be constructed in compliance with all applicable laws, rules, regulations and building codes (collectively, “Codes”) and agrees that, upon the Substantial Completion of the Tenant Improvements, the Premises shall be delivered to Tenant in compliance with all applicable Codes, including, without limitation, the Americans with Disabilities Act of 1990, as well as the regulations and accessibility guidelines promulgated thereunder (collectively, “ADA”), or any laws, ordinances or statutes of the City of Santa Clara or State of California based upon or similar to ADA. To the extent Tenant or any governmental authority notifies Landlord of any non-compliance with any Codes or ADA, Landlord, shall, at Landlord’s sole cost and expense, rectify the same to the extent required by applicable Codes and ADA.
SECTION 2
TENANT IMPROVEMENTS
     2.1 Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of up to, but not exceeding, Seventeen and 00/100 Dollars ($17.00) per rentable square foot of the Premises (i.e., up to Four Hundred Three Thousand One Hundred Seventy-Two and 00/100 Dollars ($403,172.00), based on 23,716 rentable square feet in the Premises), for the costs relating to the initial design and construction of Tenant’s improvements which are permanently affixed to the Premises (the “Tenant Improvements”). Subject to Section 2.3 of this Tenant Work Letter, in no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance. Tenant shall not be entitled to receive any cash payment or credit against Rent or otherwise for any portion of the Tenant Improvement Allowance which is not used to pay for the Tenant Improvement Allowance Items (as such term is defined below).
     2.2 Disbursement of the Tenant Improvement Allowance. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord (each of which disbursement shall be made pursuant to Landlord’s standard disbursement process), only for the following items and costs (collectively, the “Tenant Improvement Allowance Items”):

          2.2.1 payment of the fees of the “Architect” and the “Engineers”, as those terms are defined in Section 3.1 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings”, as that term is defined in Section 3.1 of this Tenant Work Letter;
          2.2.2 the payment of plan check, permit and license fees relating to construction of the Tenant Improvements;
          2.2.3 the cost of construction of the Tenant Improvements, including, without limitation, contractors’ fees and general conditions, testing and inspection costs, costs of utilities, trash removal, parking and hoists, and the costs of after-hours elevator usage;
          2.2.4 the cost of any changes in the Base, Shell and Core when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;
          2.2.5 the cost of any changes to the Construction Drawings or Tenant Improvements required by Code or any other applicable laws;
          2.2.6 sales and use taxes and Title 24 fees;
          2.2.7 the “Landlord Supervision Fee,” as that term is defined in Section 4.3.2 of this Tenant Work Letter; and
          2.2.8 all other costs to be expended by Landlord in connection with the construction of the Tenant Improvements.
     2.3 Supplemental Allowance. In addition to the Tenant Improvement Allowance, Landlord agrees to make available to Tenant an additional sum of up to, but not exceeding, Twenty-Five and 00/100 Dollars ($25.00) per usable square foot of the Premises (i.e., up to Five Hundred Fifty-Two Thousand Nine Hundred Seventy-Five and 00/100 Dollars ($552,975.00), based on 22,119 usable square feet in the Premises) as a supplemental allowance (the “Supplemental Allowance”) to be applied toward the costs of the Tenant Improvement Allowance Items and/or the costs of Tenant’s furniture, fixtures and equipment (FF&E) in excess of the Tenant Improvement Allowance. The Supplemental Allowance shall be made available for this purpose only upon Tenant’s written request to Landlord therefor received on or before the Cost Proposal Delivery Date (as hereinafter defined). Such written request shall specify the maximum amount of the Supplemental Allowance desired. Landlord shall have no obligation to disburse any portion of the Supplemental Allowance in excess of the amount so requested by Tenant. The Supplemental Allowance shall be disbursed in the same manner and upon the same conditions as the Tenant Improvement Allowance. Landlord shall first disburse all portions of the Tenant Improvement Allowance prior to disbursing any portions of the Supplemental Allowance. Following Substantial Completion of the Tenant Improvements, Landlord shall advise Tenant of the amount of the Supplemental Allowance disbursed and the payment schedule for repayment thereof. Tenant shall only be obligated to pay Landlord for the Supplemental Allowance actually disbursed (the “Amortized Payment”) and not the maximum amount requested (unless such maximum amount shall have been actually disbursed). The Amortized Payment shall be made by Tenant to Landlord in equal monthly installments over the five (5) years of the initial Lease Term (commencing from the Commencement Date), amortized at ten percent (10%) per annum, simple interest, as additional Rent, payable at the same time and in the same manner as Base Rent, prepayable at any time (without premium, penalty or future interest). If Landlord has not advised Tenant of the payment schedule prior to the Commencement Date (for any reason whatsoever, including without limitation, as a result of the Supplemental Allowance not having then been fully disbursed), Tenant shall make those payments of the Amortized Payment which would have been due as of the Commencement Date within ten (10) business days after notification thereof. Tenant shall not be entitled to receive any cash payment or credit against Rent or otherwise for any unused portion of the Supplemental Allowance.
     2.4 Specifications for Building Standard Components. Landlord has established specifications (the “Specifications”) for the Building standard components to be used in the construction of the Tenant Improvements in the Premises, which Specifications will be provided to Tenant no later than two (2) business days after full execution of this Lease. Unless otherwise agreed to by Landlord, the Tenant Improvements shall comply with the Specifications. Landlord may make changes to the Specifications from time to time.
SECTION 3
CONSTRUCTION DRAWINGS
     3.1 Selection of Architect/Construction Drawings. Landlord hereby approves and shall retain Tenant’s chosen architect, RMW Architecture & Interiors (the “Architect”), to prepare the “Construction Drawings,” as that term is defined in this Section 3.1. Landlord shall retain Landlord’s engineering consultants (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety and sprinkler work in the Premises. The plans and drawings to be prepared by the Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” Notwithstanding that any Construction Drawings are reviewed by Landlord or prepared by its Engineers, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s Engineers and other consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in Article 10 of the Lease shall specifically apply to the Construction Drawings.
     3.2 Final Space Plan. Within five (5) business days of the full execution and delivery of the Lease by Landlord and Tenant, Tenant shall provide to Landlord for Landlord’s approval the final space plan for Tenant Improvements in the Premises prepared by the Architect (collectively, the “Final Space Plan”), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord shall have ten (10) business days to review, comment upon, disapprove and/or approve of the proposed Final Space Plan, provided that Landlord shall have the right to disapprove if the proposed Final Space Plan contains a Design Problem. As used herein, “Design Problem” is defined as a Tenant Improvement which (i) materially adversely affects the exterior appearance of the Building; (ii) materially adversely affects the structural components of the Building; (iii) materially adversely affects any of the Building’s Systems and Equipment; (iv) in Landlord’s sole but reasonable discretion is an improvement to the Premises that would not be of value to or readily usable by succeeding tenant(s) of the Premises; or (v) fails to comply with applicable Codes.
     3.3 Final Working Drawings. Based on the Final Space Plan, Landlord shall cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and the Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Tenant for Tenant’s approval. The Final Working Drawings shall incorporate modifications to the

Final Space Plan as necessary to comply with the floor load and other structural and system requirements of the Building. To the extent that the finishes and specifications are not completely set forth in the Final Space Plan for any portion of the Tenant Improvements depicted thereon, the actual specifications and finish work shall be in accordance with the Specifications. Tenant shall approve or reasonably disapprove the Final Working Drawings or any revisions thereto within five (5) business days after Landlord delivers the Final Working Drawings or any revisions thereto to Tenant; provided, however, that Tenant may only disapprove the Final Working Drawings to the extent the same are not (subject to changes reasonably required by Landlord) in substantial conformance with the Final Space Plan (“Working Drawing Design Problem”). Tenant’s failure to reasonably disapprove the Final Working Drawings or any revisions thereto by written notice to Landlord (which notice shall specify in detail the reasonable reasons for Tenant’s disapproval pertaining to any Working Drawing Design Problem) within said five (5)-business day period shall be deemed to constitute Tenant’s approval of the Final Working Drawings or such revisions.
     3.4 Approved Working Drawings. The Final Working Drawings shall be approved or deemed approved by Tenant (the “Approved Working Drawings”) prior to the commencement of the construction of the Tenant Improvements. Landlord shall cause the Architect to submit the Approved Working Drawing to the applicable local governmental agency for all applicable building permits necessary to allow “Contractor,” as that term is defined in Section 4.1 of this Tenant Work Letter, to commence and fully complete the construction of the Tenant Improvements (the “Permits”). No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, provided that Landlord may withhold its consent, in its sole discretion, to any change in the Approved Working Drawings, if such change would directly or indirectly delay the Substantial Completion of the Premises and/or would increase the cost of the construction of the Tenant Improvements; provided, however, Landlord shall not be permitted to withhold its consent if Tenant agrees, in writing, to incur the Tenant Delay or added cost, as the case may be.
     3.5 Time Deadlines. Tenant shall use its best efforts to cooperate with Architect, the Engineers, and Landlord to complete all phases of the Construction Drawings and the permitting process and to receive the Permits, and with Contractor, for approval of the “Cost Proposal,” as that term is defined in Section 4.2 below as soon as possible after the execution of the Lease and, in this regard, to the extent Landlord considers such meeting(s) to be reasonably necessary, Tenant shall meet with Landlord on a weekly basis to discuss Tenant’s progress in connection with the same.
SECTION 4
CONSTRUCTION OF THE TENANT IMPROVEMENTS
     4.1 Contractor. Landlord shall competitively bid the construction of the Tenant Improvements to at least three (3) contractors. One (1) of such contractors shall be DPR Construction, Inc. The three (3) contractors shall submit their bids on a “sealed bid” basis to Landlord and Tenant at the same time. Landlord and Tenant shall thereafter meet to review said bids and attempt to mutually agree upon the contractor to be selected to perform the Tenant Improvements. The contractor selected by Landlord and Tenant shall be the qualified contractor that submits the lowest bid (if such contractor’s bid encompasses the full scope of the Tenant Improvements and has been revised for inconsistent assumptions), as determined by Landlord and Tenant. The selected contractor shall be referred to herein as the “Contractor”.
     4.2 Cost Proposal. After the Approved Working Drawings are signed by Landlord and Tenant, Landlord shall provide Tenant with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of all Tenant Improvement

Allowance Items to be incurred by Tenant in connection with the construction of the Tenant Improvements (the “Cost Proposal”). Notwithstanding the foregoing, portions of the cost of the Tenant Improvements may be delivered to Tenant as such portions of the Tenant Improvements are priced by Contractor (on an individual item-by-item or trade-by-trade basis), even before the Approved Working Drawings are completed (the “Partial Cost Proposal”). Tenant shall approve or disapprove and deliver the Cost Proposal to Landlord within seven (7) business days of the receipt of the same (or, as to a Partial Cost Proposal, within four (4) business days of receipt of the same). If Tenant disapproves the Cost Proposal, then the Cost Proposal shall be adjusted in accordance with Tenant’s comments and resubmitted to Tenant for its review and approval until the same shall be approved by Tenant. The date by which Tenant must approve and deliver the Cost Proposal, or the last Partial Cost Proposal to Landlord, as the case may be, shall be known hereafter as the “Cost Proposal Delivery Date”. The total of all Partial Cost Proposals, if any, shall be known as the Cost Proposal.
     4.3 Construction of Tenant Improvements by Contractor under the Supervision of Landlord.
          4.3.1 Over-Allowance Amount. On the Cost Proposal Delivery Date, Tenant shall deliver to Landlord cash in an amount (the “Over-Allowance Amount”) equal to the difference between (i) the amount of the Cost Proposal and (ii) the aggregate amount of the Tenant Improvement Allowance and the Supplemental Allowance requested by Tenant (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the Cost Proposal Delivery Date). The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any then remaining portion of the Tenant Improvement Allowance or Supplemental Allowance, and such disbursement shall be pursuant to the same procedure as the Tenant Improvement Allowance. In the event that, after the Cost Proposal Date, any revisions, changes or substitutions shall be made to the Construction Drawings or the Tenant Improvements, any additional costs which arise in connection with such revisions, changes or substitutions shall be added to the Cost Proposal and shall be paid by Tenant to Landlord immediately upon Landlord’s request to the extent such additional costs increase any existing Over-Allowance Amount or result in an Over-Allowance Amount. Following completion of the Tenant Improvements, Landlord shall deliver to Tenant a final cost statement which shall indicate the final costs of the Tenant Improvement Allowance Items, and if such cost statement indicates that Tenant has underpaid or overpaid the Over-Allowance Amount, then within ten (10) business days after receipt of such statement, Tenant shall deliver to Landlord the amount of such underpayment or Landlord shall return to Tenant the amount of such overpayment, as the case may be.
          4.3.2 Landlord Supervision. Landlord shall retain Contractor to construct the Tenant Improvements in accordance with the Approved Working Drawings and the Cost Proposal, and Landlord shall supervise the construction by Contractor, and Tenant shall pay a construction supervision and management fee (the “Landlord Supervision Fee”) to Landlord in an amount equal to the product of (i) five percent (5%) and (ii) an amount equal to the Tenant Improvement Allowance plus the Supplemental Allowance plus the Over-Allowance Amount (as such Over-Allowance Amount may increase pursuant to the terms of this Tenant Work Letter).
          4.3.3 Contractor’s Warranties and Guarantees. Landlord hereby assigns to Tenant all warranties and guarantees by Contractor relating to the Tenant Improvements, which assignment shall be on a non-exclusive basis such that the warranties and guarantees may be enforced by Landlord and/or Tenant, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements, except to the extent such claims arise out of the gross negligence or willful misconduct of Landlord. Landlord agrees to assist Tenant, at no cost to Landlord, in enforcing such warranties and guaranties.

SECTION 5
SUBSTANTIAL COMPLETION; COMMENCEMENT DATE
     5.1 Substantial Completion. For purposes of the Lease, including for purposes of determining the Commencement Date (as set forth in Section 7.2 of the Summary), the Premises shall be “Ready for Occupancy” upon Substantial Completion of the Premises. For purposes of this Lease, “Substantial Completion” of the Premises shall occur upon (i) the completion of construction of the Tenant Improvements in the Premises pursuant to the Approved Working Drawings, with the exception of any punchlist items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor, and (ii) receipt by Landlord of a certificate of occupancy for the Premises or the equivalent sign-off by the local building inspector.
     5.2 Tenant Delays. If there shall be a delay or there are delays in the Substantial Completion of the Premises (as a direct, indirect, partial, or total result of any of the following (collectively, “Tenant Delays”):
          5.2.1 Tenant’s failure to timely approve any matter requiring Tenant’s approval, including a Partial Cost Proposal or the Cost Proposal and/or Tenant’s failure to timely perform any other obligation or act required of Tenant hereunder;
          5.2.2 a breach by Tenant of the terms of this Tenant Work Letter or the Lease;
          5.2.3 Tenant’s request for changes in the Construction Drawings, including without limitation the Approved Working Drawings under Section 3.4 of this Tenant Work Letter;
          5.2.4 Tenant’s requirement for materials, components, finishes or improvements which are not available in a reasonable time (based upon the anticipated date of the Commencement Date) or which are different from, or not included in, the Specifications;
          5.2.5 changes to the Base, Shell and Core required by the Approved Working Drawings; or
          5.2.6 any other acts or omissions of Tenant, or its agents or employees;
then, notwithstanding anything to the contrary set forth in the Lease and regardless of the actual date of the Substantial Completion of the Premises, the Commencement Date (as set forth in Section 7.2 of the Summary) shall be deemed to be the date the Commencement Date would have occurred if no Tenant Delay or Delays, as set forth above, had occurred.
Notwithstanding the foregoing, no Tenant Delay shall be deemed to have occurred unless and until Landlord has provided a factually correct notice to Tenant specifying the act or omission by Tenant, or its agents, employees, contractors, subcontractors or licensees, which Landlord contends constitutes a Tenant Delay under any of this Section 5.2. Furthermore, Tenant shall have one (1) day of delay forgiven as a grace period in connection with any Tenant Delay.

SECTION 6
MISCELLANEOUS
     6.1 Tenant’s Entry Into the Premises Prior to Substantial Completion. Subject to the terms hereof and provided that Tenant and its agents do not interfere with, or delay, Contractor’s work in the Building and the Premises, at Landlord’s reasonable discretion, Contractor shall allow Tenant access to the Premises at least forty-five (45) days prior to the Substantial Completion of the Premises for the purpose of Tenant installing its furniture, equipment and fixtures (including Tenant’s data and telephone equipment) in the Premises. Prior to Tenant’s entry into the Premises as permitted by the terms of this Section 6.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry. In connection with any such entry, Tenant acknowledges and agrees that Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees shall fully cooperate, work in harmony and not, in any manner, interfere with Landlord or Landlord’s Contractor, agents or representatives in performing work in the Building and the Premises, or interfere with the general operation of the Building and/or the Real Property. If at any time any such person representing Tenant shall not be cooperative or shall otherwise cause or threaten to cause any such disharmony or interference, including, without limitation, labor disharmony, and Tenant fails to immediately institute and maintain corrective actions as directed by Landlord, then Landlord may revoke Tenant’s entry rights upon twenty-four (24) hours’ prior written notice to Tenant. Tenant acknowledges and agrees that any such entry into and occupancy of the Premises or any portion thereof by Tenant or any person or entity working for or on behalf of Tenant shall be deemed to be subject to all of the terms, covenants, conditions and provisions of the Lease, excluding only the covenant to pay Rent (until the occurrence of the Commencement Date). Tenant shall be liable to Landlord for any damage to any portion of the Premises, including the Tenant Improvement work, caused by Tenant or any of Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees. In the event that the performance of Tenant’s work in connection with such entry causes extra costs to be incurred by Landlord or requires the use of any Building services, Tenant shall promptly reimburse Landlord for such extra costs and/or shall pay Landlord for such Building services at Landlord’s standard rates then in effect.
     6.2 Tenant’s Representative. Tenant has designated John Linn as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.
     6.3 Landlord’s Representative. Landlord has designated Denise Rock as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.
     6.4 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of said period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.
     6.5 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an Event of Default by Tenant as described in Section 19.1 of the Lease or any default by Tenant under this Tenant Work Letter which is not cured within three (3) days following written notice from Landlord has occurred at any time on or before the Substantial Completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law and/or in equity, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and the Supplemental Allowance and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such work stoppage as set forth in Section 5.2 of this Tenant Work Letter), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such inaction by Landlord). In addition, if the Lease is terminated prior to the Commencement Date, for any reason due to an Event of Default by Tenant as described in Section 19.1 of the Lease or under this Tenant Work Letter, in addition to any other remedies available to Landlord under the Lease, at law and/or in equity, Tenant shall pay to Landlord, as Additional Rent under the Lease, within five (5) business days of receipt of a statement therefor, any and all costs incurred by Landlord (including any portion of the Tenant Improvement Allowance and the Supplemental Allowance already disbursed by Landlord) and not reimbursed or otherwise paid by Tenant through the date of such termination in connection with the Tenant Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Tenant Improvements and restoration costs related thereto.
     6.6 Punchlist. After the Substantial Completion of the Tenant Improvements (excepting punchlist items), Landlord shall cause the Contractor to inspect the Premises with representatives of Tenant and Landlord and complete a punchlist of unfinished, non-functioning or malfunctioning items of the Tenant Improvements. The authorized representatives for Landlord and Tenant shall execute said punchlist to indicate their approval thereof, not to be unreasonably withheld. The items listed on such punchlist shall be completed by the Contractor within thirty (30) days after the approval of such punchlist or as soon thereafter as reasonably practicable. Notwithstanding the foregoing, provided Tenant notifies Landlord in writing of any additional punchlist items which constitute unfinished, non-functioning or malfunctioning Tenant Improvements within ten (10) days after Tenant’s move into the Premises, Landlord shall cause the Contractor to complete said additional items as soon as reasonably practicable.
     6.7 No Charge for Freight Elevator Usage. Landlord agrees that Tenant may use the Building freight elevators at no charge to Tenant during Tenant’s move into the Premises.

EXHIBIT C
RULES AND REGULATIONS
     Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Building or the Real Property.
     1. Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a cost to be established by Landlord equal to the actual costs to Landlord of reproducing same.
     2. All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises, unless electrical hold backs have been installed.
     3. Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the vicinity of the Building. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register when so doing. After-hours access by Tenant’s authorized employees may be provided by card-key access or other procedures adopted by Landlord from time to time; Tenant shall pay for the costs of all access cards provided to Tenant’s employees and all replacements thereof for lost, stolen or damaged cards. Access to the Building and/or Real Property may be refused unless the person seeking access has proper identification or has a previously arranged pass for such access. Landlord and its agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building and/or Real Property of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building and/or Real Property during the continuance of same by any means it deems appropriate for the safety and protection of life and property.
     4. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. All damage done to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility of Tenant and any expense of said damage or injury shall be borne by Tenant.
     5. No furniture, freight, packages, supplies, equipment or merchandise will be brought into or removed from the Building or carried up or down in the elevators, except upon prior notice to Landlord, and in such manner, in such specific elevator, and between such hours as shall be designated by Landlord. Tenant shall provide Landlord with not less than twenty-four (24) hours’ prior notice of the need to utilize an elevator for any such purpose, so as to provide Landlord with a reasonable period to schedule such use and to install such padding or take such other actions or prescribe such procedures as are appropriate to protect against damage to the elevators or other parts of the Building.

     6. Landlord shall have the right to control and operate the public portions of the Building and Real Property, the public facilities, the heating and air conditioning, and any other facilities furnished for the common use of tenants, in such manner as is customary for comparable buildings in the vicinity of the Building.
     7. The requirements of Tenant will be attended to only upon application at the management office of the Real Property or at such other location as may be designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.
     8. Tenant shall not disturb, solicit, or canvass any occupant of the Building or Real Property and shall cooperate with Landlord or Landlord’s agents to prevent same.
     9. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or agents, shall have caused it.
     10. Tenant shall not overload the floor of the Premises. Tenant shall not mark, drive nails or screws, or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof without Landlord’s consent first had and obtained; provided, however, Landlord’s prior consent shall not be required with respect to Tenant’s placement of pictures and other normal office wall hangings on the interior walls of the Premises (but at the end of the Lease Term, Tenant shall repair any holes and other damage to the Premises resulting therefrom).
     11. Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines of any description other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.
     12. Tenant shall not use any method of heating or air conditioning other than that which may be supplied by Landlord, without the prior written consent of Landlord.
     13. Tenant shall not use or keep in or on the Premises, the Building or Real Property any kerosene, gasoline or other inflammable or combustible fluid or material. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building or Real Property by reason of noise, odors, or vibrations, or interfere in any way with other tenants or those having business therewith.
     14. Tenant shall not bring into or keep within the Real Property, the Building or the Premises any animals, birds, bicycles or other vehicles.
     15. No cooking shall be done or permitted by Tenant on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations, and does not cause odors which are objectionable to Landlord and other tenants.

     16. Landlord will approve where and how telephone and data cabling and wires are to be introduced to the Premises. No boring or cutting for wires shall be allowed without the consent of Landlord. The location of telephone, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.
     17. Landlord reserves the right to exclude or expel from the Building and/or Real Property any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.
     18. Tenant, its employees and agents shall not loiter in the entrances or corridors, nor in any way obstruct the sidewalks, lobby, halls, stairways or elevators, and shall use the same only as a means of ingress and egress for the Premises.
     19. Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, and shall refrain from attempting to adjust any controls.
     20. Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the city in which the Real Property is located without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.
     21. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.
     22. Tenant shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed, when the Premises are not occupied.
     23. No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord.
     24. The washing and/or detailing of or, the installation of windshields, radios, telephones in or general work on, automobiles shall not be allowed on the Real Property.
     25. Food vendors shall be allowed in the Building upon receipt of a written request from the Tenant. The food vendor shall service only the tenants that have a written request on file in the management office of the Real Property. Under no circumstance shall the food vendor display their products in a public or common area including corridors and elevator lobbies. Any failure to comply with this rule shall result in immediate permanent withdrawal of the vendor from the Building.
     26. Tenant must comply with requests by Landlord concerning the informing of their employees of items of importance to the Landlord.

     27. Tenant shall comply with any non-smoking ordinance adopted by any applicable governmental authority. Without limiting the generality of the foregoing, Tenant, its employees and invitees are prohibited from smoking in the Building or within twenty (20) feet of any entrances to the Building. Landlord reserves the right to designate approved smoking areas within the Project.
     28. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Building and/or Real Property. Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable, non-discriminatory Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building and Real Property, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord shall not be responsible to Tenant or to any other person for the nonobservance of the Rules and Regulations by another tenant or other person, provided that upon written notice to Landlord, Landlord shall use commercially reasonable efforts (which shall in no event be construed to include the initiation of legal proceedings) to cause such non-observing tenant to comply with the Rules and Regulations. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

EXHIBIT D
MEMORANDUM OF LEASE TERMS
                                        , 2006
__________________________
__________________________
__________________________
__________________________

Re:	Office Lease (the “Lease”) dated as of June 7, 2006, between SAN TOMAS TOWER LLC, a Delaware limited liability company (“Landlord”), and INTERVOICE, INC., a Texas corporation (“Tenant”). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.
Ladies and Gentlemen:
     1. Condition of Premises. Tenant has accepted possession of the Premises pursuant to the Lease, subject to latent defects. Any improvements required by the terms of the Lease to be made by Landlord have been completed to the full and complete satisfaction of Tenant in all respects except for the punchlist items described on Exhibit A hereto (the “Punchlist Items”), if any, and, except for such Punchlist Items, Landlord has fulfilled all of its duties under the Lease with respect to such initial tenant improvements. Furthermore, Tenant acknowledges that the Premises are suitable for the Permitted Use.
     2. Commencement Date. The Commencement Date of the Lease is ___, 2006.
     3. Expiration Date. The Lease Term is scheduled to expire on the last day of the 60th full calendar month of the Lease Term, which date is ___, 201_.
     4. Contact Person. Tenant’s contact person in the Premises is:

Attention:

Telephone:

Facsimile:

Email:

     5. Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, and (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.
     6. Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full force and effect and this letter shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of this letter and the terms of the Lease, the terms of this letter shall prevail. This letter shall be governed by the laws of the State of California.

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     Please indicate your agreement to the above matters by signing this letter in the space indicated below and returning an executed original to us.

Sincerely,

	[Property Manager]	,

a

By:

Name:

Title:

Agreed and accepted:

INTERVOICE, INC., a Texas corporation

By:

Name:

Title:

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EXHIBIT E
EXTENSION OPTION
     1. Option Right. Landlord hereby grants Tenant one (1) option to extend the Lease Term for a period of five (5) years (the “Option Term”), which option shall be exercisable only by written Exercise Notice (as defined below) delivered by Tenant to Landlord as provided below. Upon the proper exercise of such option to extend, the Lease Term shall be extended for the Option Term. Notwithstanding the foregoing, at Landlord’s option, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Tenant shall not have the right to extend the Lease Term for the Option Term if as of the date of delivery of the Exercise Notice by Tenant, or as of the end of the initial Lease Term, Tenant is in default under this Lease after expiration of any applicable notice and cure period. The rights contained in this Exhibit E shall be personal to the original Tenant named herein and may only be exercised (i) by the original Tenant and/or its Affiliate (and not any assignee, sublessee or other Transferee of Tenant’s interest in the Lease) and (ii) if the original Tenant and/or its Affiliate occupies at least seventy-five percent (75%) of the Premises as of the date of the Exercise Notice.
     2. Option Rent. The annual Base Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the greater of: (i) the annual Base Rent payable by Tenant during the last year of the initial Lease Term; or (ii) the Fair Market Rental Rate for the Premises. As used herein, the “Fair Market Rental Rate” for purposes of determining the annual Base Rent for the Option Term shall mean the annual Base Rent at which tenants, as of the commencement of the Option Term, will be leasing non-sublease space comparable in size, location and quality to the Premises for a comparable term, which comparable space is located in the Building, the Other Buildings (if any) and in other comparable first class office buildings in the general vicinity of the Building in the City of Santa Clara, taking into consideration all free rent and other out-of-pocket concessions generally being granted at such time for such comparable space for the Option Term (including, without limitation, any tenant improvement allowance provided for such comparable space, with the amount of such tenant improvement allowance to be provided for the Premises during the Option Term to be determined after taking into account the age, quality and layout of the tenant improvements in the Premises as of the commencement of the Option Term with consideration given to the fact that the improvements existing in the Premises are specifically suitable to Tenant). All other terms and conditions of the Lease shall apply throughout the Option Term and the Premises shall be delivered in their “as is” condition; however, Tenant shall, in no event, have the option to extend the Lease Term beyond the Option Term described in Section 1 above.
     3. Exercise of Option. The option contained in this Exhibit E shall be exercised by Tenant, if at all, only in the following manner: (i) Tenant shall deliver written notice (“Interest Notice”) to Landlord not more than twelve (12) months nor less than nine (9) months prior to the expiration of the initial Lease Term stating that Tenant may be interested in exercising its option; (ii) Landlord, after receipt of Tenant’s notice, shall deliver notice (the “Option Rent Notice”) to Tenant not less than eight (8) months prior to the expiration of the initial Lease Term setting forth the Option Rent; and (iii) if Tenant wishes to exercise such option, Tenant shall, on or before the date (the “Exercise Date”) which is seven (7) months prior to the expiration of the initial Lease Term, exercise the option by delivering written notice (“Exercise Notice”) thereof to Landlord. Tenant’s failure to deliver the Interest Notice or Exercise Notice on or before the applicable delivery dates therefor specified hereinabove shall be deemed to constitute Tenant’s waiver of its extension right hereunder.

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     4. Determination of Option Rent.
          (i) If Tenant accepts Landlord’s determination of the Option Rent as set forth in the Option Rent Notice, Tenant shall so indicate in Tenant’s Exercise Notice whereupon the Option Rent set forth in the Option Rent Notice shall be the Base Rent for the Option Term. At Landlord’s request, Tenant and Landlord shall memorialize such agreement in a letter agreement or lease amendment prepared by Landlord.
          (ii) If Tenant does not accept Landlord’s determination of the Option Rent as set forth in the Option Rent Notice, Tenant shall so indicate in Tenant’s Exercise Notice and shall therein state Tenant’s determination of the Option Rent, following which the parties shall attempt to reach agreement on the Option Rent. Any agreement so reached by the parties following (or prior to) the Exercise Date shall be memorialized in a letter agreement or lease amendment prepared by Landlord.
          (iii) If Landlord and Tenant fail to reach agreement by that date which is six (6) months prior to the expiration of the initial Lease Term (the “Outside Agreement Date”), then within five (5) business days of the Outside Agreement Date, Landlord and Tenant shall each simultaneously submit to the other in a sealed envelope its final good faith estimate of the Fair Market Rental Rate. If either Landlord or Tenant fails to propose a Fair Market Rental Rate, then the Fair Market Rental Rate proposed by the other party shall prevail. If the higher of such estimates is not more than one hundred five percent (105%) of the lower, then the Fair Market Rental Rate shall be the average of the two. Otherwise, the dispute shall be resolved by arbitration in accordance with the remainder of this Section 4(iii). Within seven (7) days after the exchange of estimates, the parties shall select as an arbitrator a licensed real estate broker with at least ten (10) years of experience leasing premises in Class A office buildings in the City of Santa Clara (a “Qualified Arbitrator”). If the parties cannot agree on a Qualified Arbitrator, then within a second period of seven (7) days, each shall select a Qualified Arbitrator and within ten (10) days thereafter the two appointed Qualified Arbitrators shall select a third Qualified Arbitrator (which third Qualified Arbitrator shall not previously have represented either party hereto) and the third Qualified Arbitrator shall be the sole arbitrator (the “Sole Arbitrator”). If one party shall fail to select a Qualified Arbitrator within the second seven (7)-day period, then the Qualified Arbitrator chosen by the other party shall be the Sole Arbitrator. Within thirty (30) days after submission of the matter to the Sole Arbitrator, the Sole Arbitrator shall determine the Fair Market Rental Rate by choosing whichever of the estimates submitted by Landlord and Tenant the Sole Arbitrator judges to be more accurate. The Sole Arbitrator shall notify Landlord and Tenant of his or her decision, which shall be final and binding. If the Sole Arbitrator believes that expert advice would materially assist him or her, the Sole Arbitrator may retain one or more qualified persons to provide expert advice. The fees of the arbitrator selected by each party shall be borne by that party. The fees of the Sole Arbitrator and the expenses of the arbitration proceeding, including the fees of any expert witnesses retained by the Sole Arbitrator, shall be shared equally by Landlord and Tenant. Upon conclusion of the arbitration proceeding, the Option Rent shall be memorialized in a letter agreement or lease amendment prepared by Landlord.

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